Filed Pursuant to Rule 424(b)(2)
Registration No. 333-146731

Prospectus Supplement

(To Prospectus dated October 16, 2007)

$1,279,000,000

Floating Rate Guaranteed Notes due 2012

Interest payable March 15, June 15, September 15 and December 15

Issue price: 100.220%

The notes offered by this prospectus supplement constitute an additional issuance of, and a single series with, our $4,000,000,000 aggregate principal amount of Floating Rate Guaranteed Notes due 2012 issued on February 23, 2009.

The notes will mature on June 15, 2012 and will bear interest at a rate equal to three-month LIBOR plus 0.23%. We cannot redeem the notes prior to their maturity. There is no sinking fund for the notes.

The notes are unsecured and will have the same rank as our other unsecured and unsubordinated debt obligations.

The notes are guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program and are backed by the full faith and credit of the United States. The details of the FDIC guarantee are provided in the FDIC’s regulations, 12 CFR Part 370, and at the FDIC’s website, www.fdic.gov/tlgp. The expiration date of the FDIC’s guarantee is the earlier of the maturity date of the debt or June 30, 2012. See “Description of the Notes—Description of the FDIC Guarantee.”

The FDIC Guarantee has not been registered under the Securities Act of 1933, as amended.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this prospectus supplement or the attached prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Underwriting Discounts	Proceeds to Us
Per Note	100.220%	0.300%	99.920%
Total	$1,281,813,800	$3,837,000	$1,277,976,800
(1)	The purchase price will also include accrued interest on the notes from February 23, 2009 until the date of delivery.

The notes will not be listed on any securities exchange. Currently, there is no public trading market for the notes.

We expect to deliver the notes to investors through the book-entry delivery system of The Depository Trust Company and its direct participants, including Euroclear and Clearstream, on or about March 3, 2009.

Our affiliates, including J.P. Morgan Securities Inc., may use this prospectus supplement and the attached prospectus in connection with offers and sales of the notes in the secondary market. These affiliates may act as principal or agent in those transactions. Secondary market sales will be made at prices related to market prices at the time of sale.

J.P. Morgan

February 26, 2009

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus supplement and the attached prospectus. We have not authorized anyone to provide you with any other information. If you receive any information not authorized by us, you should not rely on it.

We are offering to sell the notes only in places where sales are permitted.

You should not assume that the information contained or incorporated by reference in this prospectus supplement or the attached prospectus is accurate as of any date other than its respective date.

JPMORGAN CHASE & CO.

JPMorgan Chase & Co., which we refer to as “JPMorgan Chase,” “we” or “us,” is a leading global financial services firm and one of the largest banking institutions in the United States, with $2.2 trillion in assets, $134.9 billion in total stockholders’ equity and operations in more than 60 countries as of December 31, 2008. JPMorgan Chase is a leader in investment banking, financial services for consumers and businesses, financial transaction processing and asset management. Under the J.P. Morgan and Chase brands, JPMorgan Chase serves millions of customers in the U.S. and many of the world’s most prominent corporate, institutional and government clients.

JPMorgan Chase is a financial holding company and was incorporated under Delaware law on October 28, 1968. JPMorgan Chase’s principal bank subsidiaries are JPMorgan Chase Bank, National Association, a national banking association with branches in 24 states, and Chase Bank USA, National Association, a national bank that is JPMorgan Chase’s credit card issuing bank. JPMorgan Chase’s principal nonbank subsidiary is J.P. Morgan Securities Inc., the Firm’s U.S. investment banking firm.

The principal executive office of JPMorgan Chase is located at 270 Park Avenue, New York, New York 10017-2070, U.S.A., and its telephone number is (212) 270-6000.

USE OF PROCEEDS

We will use the net proceeds we receive from the sale of the notes offered by this prospectus supplement for general corporate purposes. General corporate purposes may include the repayment of debt, investments in or extensions of credit to our subsidiaries, the financing of possible acquisitions or business expansion or the redemption of our securities, provided that proceeds will not be used to prepay debt that is not guaranteed by the FDIC. We may invest the net proceeds temporarily or apply them to repay short-term debt until we are ready to use them for their stated purpose.

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

Our consolidated ratios of earnings to fixed charges are as follows:

	Year Ended December 31,
	2008	2007	2006	2005	2004
Earnings to Fixed Charges:
Excluding Interest on Deposits	1.17	1.95	1.93	1.80	1.65
Including Interest on Deposits	1.10	1.50	1.52	1.48	1.44

For purposes of computing the above ratios, earnings represent net income from continuing operations plus total taxes based on income and fixed charges. Fixed charges, excluding interest on deposits, include interest expense (other than on deposits), one-third (the proportion deemed representative of the interest factor) of rents, net of income from subleases, and capitalized interest. Fixed charges, including interest on deposits, include all interest expense, one-third (the proportion deemed representative of the interest factor) of rents, net of income from subleases, and capitalized interest.

DESCRIPTION OF THE NOTES

General

The following description of the particular terms of our Floating Rate Guaranteed Notes due 2012 supplements the description of the general terms of the debt securities set forth under the headings “Description of Debt Securities—General” and “Description of Debt Securities—Senior Debt Securities” in the attached prospectus. Capitalized terms used but not defined in this prospectus supplement have the meanings assigned in the attached prospectus or the senior indenture referred to in the attached prospectus.

The notes offered by this prospectus supplement will be issued under the senior indenture between us and Deutsche Bank Trust Company Americas (formerly known as Bankers Trust Company), as amended. The notes are a series of senior debt securities referred to in the attached prospectus.

The $1,279,000,000 aggregate principal amount of notes offered by this prospectus supplement will have the same terms as, and be fungible with, our outstanding series of $4,000,000,000 aggregate principal amount of Floating Rate Guaranteed Notes due 2012 issued on February 23, 2009.

The notes offered by this prospectus supplement will become part of the same series and will be designated by the same CUSIP number as our outstanding series of Floating Rate Guaranteed Notes due 2012 issued on February 23, 2009. Upon the issuance of the notes offered by this prospectus supplement, the outstanding aggregate principal amount of that series of Floating Rate Guaranteed Notes due 2012 will be $5,279,000,000.

We have the right to issue additional notes of such series in the future. Any such additional notes will have the same terms as the notes being offered by this prospectus supplement but may be offered at a different offering price or have a different initial interest payment date than the notes being offered by this prospectus supplement. If issued, these additional notes will become part of the same series as the notes being offered by this prospectus supplement.

We will make all principal and interest payments on the notes in immediately available funds. All sales of the notes, including secondary market sales, will settle in immediately available funds.

We cannot redeem the notes prior to their maturity. No sinking fund is provided for the notes.

The notes are guaranteed under the FDIC’s Temporary Liquidity Guarantee Program and are backed by the full faith and credit of the United States. The details of the FDIC guarantee are provided in the FDIC’s regulations, 12 CFR Part 370, and at the FDIC’s website, www.fdic.gov/tlgp. The FDIC’s guarantee expires on the maturity date of the notes. See “—Description of the FDIC Guarantee.”

The notes will be issued in denominations of $2,000 and larger integral multiples of $1,000. The notes will be represented by one or more permanent global notes registered in the name of DTC or its nominee, as described under “Book-Entry Issuance” in the attached prospectus.

Investors may elect to hold interests in the notes outside the United States through Clearstream Banking, Société Anonyme (“Clearstream”) or Euroclear Bank S.A./N.V., as operator of Euroclear System (“Euroclear”), if they are participants in those systems, or indirectly through organizations that are participants in those systems.

Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries. Those depositaries will in turn hold those interests in customers’ securities accounts in the depositaries’ names on the books of DTC.

The notes will bear interest at a floating annual rate equal to the three-month London Interbank offered rate (“Three-Month LIBOR”), determined as described below, plus 23 basis points (0.23%). Interest on the notes will accrue from February 23, 2009. We will pay interest on the notes in arrears on March 15, June 15, September 15 and December 15 of each year, beginning March 15, 2009. We refer to these dates as “interest payment dates”. Interest will be paid to the persons in whose names the notes are registered at the close of business on the 1st day of the month in which the interest payment date occurs. However, in the case of the first interest payment on the notes offered by this prospectus supplement, interest will be paid to the persons in whose names those notes are registered on March 3, 2009.

For the purposes of calculating interest due on the notes:

•

“Three-Month LIBOR” means, with respect to any interest period, the rate (expressed as an annual rate) for deposits in U.S. dollars for a three-month period commencing on the first day of that interest period that appears on the Reuters Screen LIBOR01 Page as of 11:00 a.m. (London time) on the LIBOR determination date for that interest period. If such rate does not appear on the Reuters Screen LIBOR01 Page, Three-Month LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars for a three-month period commencing on the first day of that interest period and in a principal amount of not less than $1,000,000 are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the calculation agent (after consultation with us), at approximately 11:00 a.m., London time on the LIBOR determination date for that interest period. The calculation agent will request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, Three-Month LIBOR with respect to that interest period will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of such quotations. If fewer than two quotations are provided, Three-Month LIBOR with respect to that interest period will be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of the rates quoted by three major banks in New York City selected by the calculation agent, at approximately 11:00 a.m., New York City time, on the first day of that interest period for loans in U.S. dollars to leading European banks for a three-month period commencing on the first day of that interest period and in a principal amount of not less than $1,000,000. However, if fewer than three banks selected by the calculation agent to provide quotations are quoting as described above, Three-Month LIBOR for that interest period will be the same as Three-Month LIBOR as determined for the previous interest period or, in the case of the first interest period, at an annual rate of 1.25063%. The establishment of Three-Month LIBOR for each interest period by the calculation agent shall (in the absence of manifest error) be final and binding.

We refer to the period beginning from and including February 23, 2009 and ending on but excluding the first interest payment date and each successive period beginning on and including an interest payment date and ending on but excluding the next interest payment date as an “interest period.” The amount of interest for each day the notes are outstanding (the “Daily Interest Amount”) will be calculated by dividing the interest rate in effect for that day by 360 and multiplying the result by the outstanding principal amount of the notes. The amount of interest to be paid on the notes for each interest period will be calculated by adding the Daily Interest Amounts for each day in the interest period. In the event that any interest payment date and interest reset date would otherwise fall on a day that is not a business day (as defined below), that interest payment date and interest reset date will be postponed to the next day that is a business day and interest will accrue to but excluding the date interest is paid. However, if the postponement would cause the day to fall in the next calendar month, the interest payment date and interest reset date will instead be brought forward to the immediately preceding business day. For purposes of this prospectus supplement, a “business day” is any day, other than a Saturday, Sunday or other day that, in New York City, banking institutions generally are authorized or obligated by law or executive order to close.

For the purposes of the notes:

•	“Calculation agent” means The Bank of New York Mellon, or any other firm appointed by us, acting as calculation agent.

•	“LIBOR determination date” means the second London business day immediately preceding the first day of the relevant interest period.

•	“London business day” means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

•

“Reuters Screen LIBOR01 Page” means the display designated on the Reuters Screen LIBOR01 Page (or such other page as may replace the Reuters Screen LIBOR01 Page on the service or such other service as may be nominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for U.S. Dollar deposits).

The interest rate on the notes will in no event be higher than the maximum rate permitted by applicable law.

The Bank of New York Mellon, as calculation agent, will, upon the request of the holder of any note, provide the interest rate then in effect. All calculations of the calculation agent, in the absence of manifest error, will be conclusive for all purposes and binding on us and holders of the notes.

Defaults and Waivers

The events of default applicable to the notes will be defined as any one of the following events:

(1) default (a) by us in the payment of interest on any note on the date on which such interest payment is due and continuance of that default for 30 days and (b) by the FDIC in the payment of interest on any note in accordance with the FDIC’s Temporary Liquidity Guarantee Program (12 C.F.R. Part 370) described below;

(2) default (a) by us in the payment of principal of, or premium, if any, on, any note at maturity and (b) by the FDIC in the payment of principal of, or premium, if any, on, any note in accordance with the Temporary Liquidity Guarantee Program (12 C.F.R. Part 370) described below;

(3) failure by us for 90 days after notice to perform any of the other covenants or warranties in the senior indenture applicable to the notes; and

(4) specified events of bankruptcy, insolvency or reorganization of JPMorgan Chase or the JPMorgan Chase Bank, National Association, which we refer to as the “Bank.”

If any event of default specified in clause (1) or (2) above with respect to the notes occurs and is continuing, either the trustee or the holders of not less than 25% in principal amount of the outstanding notes may declare the principal amount of, premium, if any, and accrued interest on all the notes to be due and payable immediately. In case of any other event of default, there is no right to declare the principal amount of, premium, if any, or accrued interest on the notes immediately due and payable. As a result, the remedies available to the holders of notes and the trustee under the senior indenture upon the occurrence of an event of default are substantially limited.

Subject to the conditions set forth in the indenture, the holders of a majority in principal amount of the outstanding notes may annul the declaration and waive past defaults, except uncured payment defaults and other specified defaults.

The provisions set forth in this “—Defaults and Waivers” section supersede the provisions set forth in the first and third paragraphs under the heading “Description of Debt Securities—Senior Debt Securities—Defaults and Waivers” in the attached prospectus.

Each series of senior debt securities created pursuant to the senior indenture prior to the date hereof that is not subject to an FDIC guarantee permits either the trustee or the holders of not less than 25% in principal amount of the outstanding senior debt securities of that series to declare the principal amount of and accrued interest on all senior debt securities of that series to be due and payable immediately, or provides for automatic acceleration, upon the occurrence of certain additional events of default not applicable to the notes. As a result of the limited acceleration events described above, the notes offered by us pursuant to this prospectus supplement will not have the benefit of these additional acceleration rights applicable to some of our other senior debt securities.

Modification of the Senior Indenture

In addition to the consents referred under the heading “Description of Debt Securities—Senior Debt Securities—Modification of the Senior Indenture,” the express written consent of the FDIC will be required to amend, modify, supplement or waive specified provisions of the notes offered pursuant to this prospectus supplement or of the senior indenture, including those relating to principal or interest, payment, default or ranking of such notes; or any provisions of the notes offered pursuant to this prospectus supplement or of the senior indenture required to be included by the Master Agreement dated December 4, 2008 between us and the FDIC (the “Master Agreement”) relating to participation in the Debt Guarantee Program.

Description of FDIC Guarantee

General. On November 21, 2008, the FDIC adopted final rules, or the “Final Rules,” implementing the Temporary Liquidity Guarantee Program, or the “TLG Program.” The FDIC initially announced the TLG Program on October 14, 2008, following a determination of systemic risk pursuant to Section 13(c)(4)G) of the Federal Deposit Insurance Act. One component of the TLG Program is the “Debt Guarantee Program,” pursuant to which the FDIC will guarantee the payment of certain newly-issued senior unsecured debt of eligible entities that do not opt out of the program. The Final Rules indicate that the guarantee will be backed by the full faith and credit of the United States. The FDIC guarantee has not been registered with the SEC and is not entitled to the protections of the Trust Indenture Act of 1939.

JPMorgan Chase is an eligible entity under and a participant in the Debt Guarantee Program. The Final Rules provide that, subject to the debt guarantee limit described below, senior unsecured debt securities of eligible entities issued on or after October 14, 2008 and on or before June 30, 2009 will be guaranteed by the FDIC until the earlier of the maturity date of such senior unsecured debt securities or 11:59 p.m. EST on June 30, 2012. On February 10, 2009, the FDIC announced its plan to extend the latest issuance date of guaranteed debt under the Debt Guarantee Program from June 30, 2009 to October 31, 2009. Therefore, all scheduled payments on the notes will be guaranteed by the FDIC pursuant to the Debt Guarantee Program.

Senior unsecured debt is generally defined in the Final Rules as unsecured, unsubordinated borrowings with a specified and fixed principal amount that is evidenced by a written agreement or trade confirmation, is noncontingent and contains no derivatives. In addition, after December 5, 2008, senior unsecured debt must have a stated maturity of more than 30 days. Further, an issuance of debt cannot be issued and identified as FDIC-guaranteed if the proceeds from such issuance are used to prepay debt that is not FDIC-guaranteed. The Final Rules provide that we will pay annualized assessment fees for issuing FDIC-guaranteed debt based on the maturity of the debt issued.

The Final Rules provide that the FDIC’s payment obligation under the Debt Guarantee Program will be triggered by an uncured payment default. If we default on any payments of interest or principal due on the notes, the FDIC will be obligated to continue to make those scheduled payments under the terms of the notes through their maturity in accordance with the procedures and limitations set forth in the Final Rules, as further described under “—Payments under the FDIC Guarantee” below.

Under the Final Rules, the total amount of our newly issued debt that will be guaranteed by the FDIC under the Debt Guarantee Program will be limited to 125% of the par or face value of senior unsecured debt (excluding intercompany debt) of JPMorgan Chase that was outstanding as of the close of business on September 30, 2008 and that was scheduled to mature before June 30, 2009. The aggregate principal amount of the notes offered by us is within the debt guarantee limit.

We have amended the senior indenture under which the notes will be issued in order to include the provisions set forth in the Final Rules that are required to be included in the governing documents of any securities, such as the notes, that are guaranteed by the FDIC. In addition, we have entered into the Master Agreement with the FDIC, as required under the Final Rules for all entities participating in the Debt Guarantee Program. Under the Master Agreement, we have agreed to pay the FDIC any amounts the FDIC pays to the holders of the notes under the FDIC guarantee. In addition, we have agreed not to amend or waive certain provisions of the notes without the express written consent of the FDIC.

Payments on the FDIC Guarantee. As noted above, the FDIC’s payment obligation under the FDIC guarantee will be triggered by our uncured failure to make a timely payment of principal of or interest on the notes. The trustee is obligated to give notice to the FDIC if we are in default of any payment under the notes (without regard to any cure period) within one business day of such default. Upon a payment default, the trustee, as duly authorized representative of the holders of the notes, will be required under the senior indenture to make a demand for payment on the guaranteed amount on behalf of all holders of the notes (i) in the case of any default in the payment of interest, on the 30th day from the date on which we default, if we have not cured such default by such 30th day, and (ii) in the case of any payment due on the maturity date or the redemption date for the notes, no later than the fourth business day after such date. Under the terms of the Debt Guarantee Program and the senior indenture, the demand for payment must be accompanied by a proof of claim, with accompanying evidence in form and content satisfactory to the FDIC and containing specified information, including evidence that a payment default has occurred under the terms of the notes and that the trustee is authorized to act on behalf of the owner of the notes. Claims must be made within 60 days of the occurrence of the payment default upon which the claim is based. If the demand is not made within such period, the FDIC will be under no obligation to make payments under the notes under the Debt Guarantee Program.

All payments in respect of the FDIC guarantee will be paid to the trustee, as authorized representative of the holders of the notes, except that the FDIC will make payment to a registered holder of notes that opts out of being represented by the trustee under the FDIC’s claim procedures. The sole registered holder of the notes will initially be The Depository Trust Company (“DTC”). A registered holder of notes that elects not to be represented by the trustee would need to make demand for payment under the FDIC guarantee, including submission of a proof of claim and evidence of the claimant’s ownership of the notes, as described above.

In addition, the FDIC must receive an assignment of the holders’ rights in the notes, as well as any claims in any insolvency proceeding arising in connection with ownership of FDIC-guaranteed notes. In connection with this assignment, the claimant must certify that it has not, without the FDIC’s prior consent, agreed to any material amendment of the notes or the senior indenture (to the extent relating to the notes), or accelerated the maturity of the notes. This assignment must cover all distributions on the notes from the proceeds of the bankruptcy estate of JPMorgan Chase. If a holder of notes receives any distribution from the bankruptcy estate prior to the FDIC’s payment under the guarantee, the guaranteed amount will be reduced by the amount of the distribution received from the bankruptcy estate. The indenture and the notes will provide that the trustee has the authority to make this assignment on your behalf, and, accordingly, by accepting the notes you are authorizing the trustee to make such assignment to the FDIC on your behalf under the above circumstances.

The FDIC will become subrogated to the rights of any holder of notes against JPMorgan Chase, including in respect of any insolvency proceeding, to the extent of the payments made under the guarantee.

The FDIC’s determination as to amounts payable under its guarantee shall be a final administrative determination subject to judicial review in the United States District Court for the District of Columbia or the United States District Court for the Southern District of New York. Failure of the holder of notes to seek such judicial review within 60 days of the date of the rendering of the final determination will deprive the holder of notes of all further rights and remedies with respect to the guarantee claim.

The Final Rules provide that any participating issuer acknowledges by its participation in the Debt Guarantee Program that it will become indebted to the FDIC for any payments the FDIC may make in satisfaction of its guarantee obligation or the satisfaction of the guarantee obligations with respect to any affiliate. Therefore, JPMorgan Chase will be unconditionally liable to the FDIC on a senior unsecured basis for repayment of amounts expended by the FDIC under the guarantee with respect to the notes. Further, in the event that we enter bankruptcy after the FDIC has made payment on its guarantee, the FDIC will be a bona fide creditor in those proceedings.

RISKS RELATING TO THE FDIC GUARANTEE

Acceleration of the Notes Will Not Be Available If the FDIC Makes Timely Payments

Upon an event of default (including a default relating to bankruptcy, insolvency or reorganization of us or the Bank) with respect to notes offered pursuant to this prospectus supplement, neither the trustee nor the holders of the notes will be entitled to accelerate the maturity of such notes as long as the FDIC makes timely payments on the notes.

Payments by the FDIC pursuant to Its Guarantee May Be Delayed and You May Lose Rights to Payment pursuant to the FDIC Guarantee if the Trustee Fails to Follow the FDIC Claims Process

In order to recover payment under the FDIC guarantee after our failure to make payments on the notes offered pursuant to this prospectus supplement, the trustee must make a demand for payment pursuant to terms specified in the Debt Guarantee Program as described under “Description of FDIC Guarantee—Payments on the FDIC Guarantee.” The Debt Guarantee Program does not specify a deadline by which the FDIC must make payment following receipt of a demand from the trustee. Therefore, payments by the FDIC pursuant to its guarantee could be delayed from the date payments are due under the terms of your notes. The FDIC will not pay any additional interest or penalty amounts in respect of any event of default or resulting delay in payment that may occur.

In addition to the demand for payment, the FDIC must receive an assignment of the holders’ rights in the notes, as well as any claims in any insolvency proceeding arising in connection with ownership of FDIC-guaranteed notes, before it makes payments pursuant to its guarantee with respect to notes. If the trustee fails to follow the specified FDIC claims process, you may be deprived of all rights and remedies with respect to the guarantee claim. In addition, if a holder of notes elects not to be represented by the trustee in connection with the FDIC guarantee, then that holder must individually take the actions required in order to recover payment under the FDIC guarantee.

The Debt Guarantee Program Is New and Is Subject to Change

The Debt Guarantee Program is new and no claims have been made or paid under it as of the date of this prospectus supplement. The Debt Guarantee Program is governed by the Final Rules that were adopted by the FDIC on November 21, 2008, and those rules may be amended and are subject to evolving interpretation by the FDIC after the date of this prospectus supplement. Therefore, the ability to obtain payment on the notes under the FDIC guarantee is subject to rules, practices and procedures of the FDIC governing the Debt Guarantee Program which could be changed at any time and from time to time in the future. You are advised to refer to the FDIC’s website, www.fdic.gov/tlgp, for additional information concerning the Debt Guarantee Program and related claim procedures. The summary of the FDIC guarantee and the Debt Guarantee Program and the risks of investing in reliance on the FDIC guarantee, as set forth in this prospectus supplement, is based solely on the Final Rules adopted by the FDIC as of the date of this prospectus supplement.

CERTAIN UNITED STATES FEDERAL INCOME AND ESTATE TAX

CONSEQUENCES TO NON-UNITED STATES PERSONS

The following is a summary of certain United States federal income and estate tax consequences as of the date of this prospectus supplement regarding the purchase, ownership and disposition of the notes. Except where noted, this summary deals only with notes that are held as capital assets by a non-United States holder who purchases the notes pursuant to this offering at their initial offering price.

A “non-United States holder” means a person (other than a partnership) that is not any of the following for United States federal income tax purposes:

•  an individual citizen or resident of the United States;

•  a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•  an estate the income of which is subject to United States federal income taxation regardless of its source; or

•  a trust (1) if a court within the United States is able to exercise primary supervision over its administration and one or more United States persons, as defined in Section 7701(a) (30) of the Internal Revenue Code, have the authority to control all of its substantial decisions, or (2) that has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

If a partnership holds our notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our notes, you should consult your tax advisors.

This summary is based upon provisions of the Internal Revenue Code, and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal tax consequences different from those summarized below. This summary does not represent a detailed description of the United States federal tax consequences to you in light of your particular circumstances. In addition, it does not represent a detailed description of the United States federal tax consequences applicable to you if you are subject to special treatment under the United States federal tax laws (including if you are a United States expatriate, partnership or other pass-through entity, “controlled foreign corporation” or “passive foreign investment company”). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

If you are considering the purchase of notes, you should consult your own tax advisors concerning the particular United States federal tax consequences to you of the ownership of the notes, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

United States Federal Withholding Tax

The 30% United States federal withholding tax will not apply to any payment of interest on the notes under the “portfolio interest rule,” provided that:

•  interest paid on the notes is not effectively connected with your conduct of a trade or business in the United States;

•  you do not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Internal Revenue Code and United States Treasury regulations;

•  you are not a controlled foreign corporation that is related to us through stock ownership;

•  you are not a bank whose receipt of interest on the notes is described in Section 881(c) (3) (A) of the Internal Revenue Code; and

•  either (a) you provide your name and address on an IRS Form W-8BEN (or other applicable form), and certify, under penalties of perjury, that you are not a United States person, as defined in Section 7701(a) (30) of the Internal Revenue Code or (b) you hold the notes through certain foreign intermediaries and satisfy the certification requirements of applicable United States Treasury regulations.

Special certification rules apply to certain non-United States holders that are pass-through entities rather than corporations or individuals.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to the 30% United States federal withholding tax, unless you provide us with a properly executed:

•  IRS Form W-8BEN (or other applicable form) claiming an exemption from, or reduction in, withholding under the benefit of an applicable tax treaty; or

•  IRS Form W-8ECI (or other applicable form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States (as discussed below under “—United States Federal Income Tax”).

The 30% United States federal withholding tax generally will not apply to any payment of principal or gain that you realize on the sale, exchange, retirement or other disposition of the notes.

United States Federal Income Tax

If you are engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment, then you will be subject to United States federal income tax on that interest on a net income basis (although you will be exempt from the 30% United States federal withholding tax, provided certain certification and disclosure requirements discussed above under “—United States Federal Withholding Tax” are satisfied), in the same manner as if you were a United States person, as defined in Section 7701(a) (30) of the Internal Revenue Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of such interest, subject to adjustments.

Any gain realized on the disposition of a note generally will not be subject to United States federal income tax unless:

•  the gain is effectively connected with your conduct of a trade or business in the United States and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment; or

•  you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

United States Federal Estate Tax

Your estate will not be subject to United States federal estate tax on notes beneficially owned by you at the time of your death, provided that any payment to you on the notes would be eligible for exemption from the 30%

United States federal withholding tax under the “portfolio interest rule” described above under “—United States Federal Withholding Tax” without regard to the statement requirement in the fifth bullet point of that section.

Information Reporting and Backup Withholding

Information reporting will generally apply to payments of interest and the amount of tax, if any, withheld with respect to such payments to you. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

In general, no backup withholding will be required regarding payments that we make to you provided that we do not have actual knowledge or reason to know that you are a United States person, as defined in Section 7701(a) (30) of the Internal Revenue Code, and we have received from you the statement described above in the fifth bullet point under “—United States Federal Withholding Tax.”

Information reporting and, depending on the circumstances, backup withholding will be required regarding the proceeds of the sale of a note made within the United States or conducted through certain United States related financial intermediaries, unless the payor receives the statement described above and does not have actual knowledge or reason to know that you are a United States person, as defined in Section 7701(a) (30) of the Internal Revenue Code, or you otherwise establish an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

CERTAIN ERISA MATTERS

The notes may, subject to certain legal restrictions, be held by (i) an “employee benefit plan” (as defined in Section 3(3) of the Employee Retirement Security Act of 1974, as amended (“ERISA”)) that is subject to Title I of ERISA, (ii) a “plan” that is subject to Section 4975 of the Internal Revenue Code, (iii) a plan, account or other arrangement that is subject to provisions under federal, state, local, non-U.S. or other laws or regulations that are similar to any such provisions of Title I of ERISA or Section 4975 of the Internal Revenue Code (“Similar Laws”) and (iv) an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each of the foregoing described in clauses (i), (ii), (iii) and (iv) being referred to as a “Plan”). A fiduciary of any Plan must determine that the purchase, holding and disposition of an interest in the notes is consistent with its fiduciary duties and will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code, or a violation under any applicable Similar Laws. By acceptance of a note, each purchaser and subsequent transferee of a note or any interest therein will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire or hold the notes constitutes assets of any Plan or (ii) the acquisition and holding of the notes by such holder or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code or similar violation under any applicable Similar Laws.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering acquiring the notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Internal Revenue Code and any Similar Laws to such investment, and whether an exemption therefrom would be applicable to the acquisition and holding of the notes.

UNDERWRITING

We and the underwriters named below have entered into an underwriting agreement relating to the offer and sale of the notes. In the underwriting agreement, we have agreed to sell to each underwriter severally, and each underwriter has agreed severally to purchase from us, the principal amount of notes that appears opposite the name of that underwriter below:

Underwriter	Principal Amount of Notes
J.P. Morgan Securities Inc.	$1,253,420,000
The Williams Capital Group, L.P.	25,580,000

Total	$1,279,000,000

The obligations of the underwriters under the underwriting agreement, including their agreement to purchase the notes from us, are several and not joint. Those obligations are also subject to the satisfaction of certain conditions in the underwriting agreement. The underwriters have agreed to purchase all of the notes if any of them are purchased.

The underwriters have advised us that they propose to offer the notes to the public at the public offering price that appears on the cover page of this prospectus supplement. The underwriters may offer the notes to selected dealers at the public offering price minus a selling concession of up to 0.200% of the principal amount of the notes. In addition, the underwriters may allow, and those selected dealers may reallow, a selling concession of up to 0.125% of the principal amount of the notes to certain other dealers. After the initial public offering, the underwriters may change the public offering price and any other selling terms.

In the underwriting agreement, we have agreed that:

•  we will pay our expenses related to this offering, which we estimate will be $75,000; and

•  we will indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

Each underwriter has represented to us and agreed with us that it has not made and will not make an offer of the notes to the public in any member state of the European Economic Area which has implemented the Prospectus Directive (a “Relevant Member State”) from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, has been approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive. However, an underwriter may make an offer of the notes to the public in that Relevant Member State at any time on or after the Relevant Implementation Date:

•  to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•  to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year, (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000 as shown in its last annual or consolidated accounts; or

•  in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of the above information, the expression an “offer of the notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

There is currently no public trading market for the notes. In addition, we have not applied and do not intend to apply to list the notes on any securities exchange or to have the notes quoted on a quotation system. Certain of the underwriters have advised us that they intend to make a market in the notes. However, they are not obligated to do so and may discontinue any market-making in the notes at any time in their sole discretion. Therefore, we cannot assure you that a liquid trading market for the notes will develop, that you will be able to sell your notes at a particular time or that the price you receive when you sell your notes will be favorable.

We own directly or indirectly all the outstanding equity securities of J.P. Morgan Securities Inc. The underwriting arrangements for this offering comply with the requirements of Rule 2720 of the Conduct Rules of the Financial Industry Regulatory Authority (“FINRA”) regarding a FINRA member firm’s underwriting of securities of an affiliate. In accordance with Rule 2720, no underwriter may make sales in this offering to any discretionary account without the prior approval of the customer.

Our affiliates, including J.P. Morgan Securities Inc., may use this prospectus supplement and the attached prospectus in connection with offers and sales of the notes in the secondary market. These affiliates may act as principal or agent in those transactions. Secondary market sales will be made at prices related to market prices at the time of sale.

In connection with this offering of the notes, the underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Securities Exchange Act of 1934. Overallotment involves sales in excess of the offering size, which create a short position for the underwriters. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the notes to be higher than it would otherwise be in the absence of those transactions. If the underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.

Certain of the underwriters engage in transactions with and perform services for us and our subsidiaries in the ordinary course of business.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to JPMorgan Chase’s Annual Report on Form 10-K for the year ended December 31, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements and the related financial statement schedule of The Bear Stearns Companies Inc. (“Bear Stearns”), incorporated herein by reference from JPMorgan Chase’s Current Report on Form 8-K dated April 16, 2008, as amended by JPMorgan Chase’s Current Report on Form 8-K/A filed May 6, 2008, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which reports express unqualified opinions on the consolidated financial statements and the financial statement schedule and include explanatory paragraphs referring to substantial doubt about Bear Stearns’ ability to continue as a going concern, and the adoption of Statement of Financial Accounting Standards No. 155, “Accounting for Certain Hybrid Instruments, an amendment of FASB Statements No. 133 and 140” and Statement of Financial Accounting Standards No. 157, “Fair Value Measurements”). Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

With respect to the unaudited interim financial information of Bear Stearns for the three-month periods ended February 29, 2008 and February 28, 2007, which is incorporated herein by reference from JPMorgan Chase’s Current Report on Form 8-K dated April 16, 2008, as amended by JPMorgan Chase’s Current Report on Form 8-K/A filed May 6, 2008, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their report incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not “reports” or a “part” of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act of 1933.

LEGAL OPINIONS

Simpson Thacher & Bartlett LLP, New York, New York, will deliver an opinion for us regarding the validity of the notes, but not the FDIC guarantee. Cravath, Swaine & Moore LLP, New York, New York, will provide a similar opinion for the underwriters. Cravath, Swaine & Moore LLP has represented and continues to represent us and our subsidiaries in a substantial number of matters on a regular basis.

Prospectus

JPMORGAN CHASE & CO.

Debt Securities

Preferred Stock

Depositary Shares

Common Stock

Warrants

These securities may be offered from time to time, in amounts, on terms and at prices that will be determined at the time they are offered for sale. These terms and prices will be described in more detail in one or more supplements to this prospectus, which will be distributed at the time the securities are offered.

You should read this prospectus and any supplement carefully before you invest.

This prospectus may not be used to sell any of the securities unless it is accompanied by a prospectus supplement.

The securities may be sold to or through underwriters, through dealers or agents, directly to purchasers or through a combination of these methods. If an offering of securities involves any underwriters, dealers or agents, then the applicable prospectus supplement will name the underwriters, dealers or agents and will provide information regarding any fee, commission or discount arrangements made with those underwriters, dealers or agents.

These securities are not deposits or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other federal agency.

These securities have not been approved by the Securities and Exchange Commission or any state securities commission, nor have these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated October 16, 2007

SUMMARY

This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the terms of our securities, you should carefully read:

•	this prospectus, which explains the general terms of the securities we may offer;

•	the attached prospectus supplement, which gives the specific terms of the particular securities we are offering and may change or update information in this prospectus; and

•	the documents we have referred you to in “Where You Can Find More Information About JPMorgan Chase” on page 7 for information about our company and our financial statements.

Certain capitalized terms used in this summary are defined elsewhere in this prospectus.

JPMorgan Chase & Co.

JPMorgan Chase & Co., which we refer to as “JPMorgan Chase,” “we” or “us,” is a financial holding company incorporated under Delaware law in 1968. Through our subsidiaries, we conduct domestic and international financial services businesses. We are one of the largest banking institutions in the United States, with assets of approximately $1.5 trillion as of June 30, 2007 and operations in more than 50 countries. To find out how to obtain more information about us, see “Where You Can Find More Information About JPMorgan Chase” on page 7 of this prospectus.

Our principal executive offices are located at 270 Park Avenue, New York, New York 10017 and our telephone number is (212) 270-6000.

The Securities We May Offer

This prospectus is part of a registration statement (the “registration statement”) that we filed with the Securities and Exchange Commission (“SEC”) utilizing a “shelf” registration process. Under this shelf process, we may offer from time to time an indeterminate amount of any of the following securities, either separately or in units:

•	debt;

•	preferred stock;

•	depositary shares;

•	common stock; and

•	warrants.

This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide a prospectus supplement that will describe the specific amounts, prices and terms of the securities being offered. The prospectus supplement may also add to, update or change information contained in this prospectus. References to this prospectus or the prospectus supplement also means the information contained in other documents we have filed with the SEC and have referred you to in this prospectus. If this prospectus is inconsistent with the prospectus supplement, you should rely on the prospectus supplement. You should read this prospectus, the applicable prospectus supplement and the additional information that we refer you to, as discussed under “Where You Can Find More Information About JPMorgan Chase” on page 7 of this prospectus.

Debt Securities

We may use this prospectus and an applicable prospectus supplement to offer our unsecured general debt obligations, which may be senior or subordinated. The senior debt securities will have the same rank as all of our other unsecured, unsubordinated debt. The subordinated debt securities will be entitled to payment only after payment on our “Senior Indebtedness,” which includes the senior debt securities. In addition, under certain circumstances relating to our dissolution, winding-up, liquidation or reorganization, the subordinated debt securities will be entitled to payment only after the payment of claims relating to “Additional Senior Obligations.” For the definitions of Senior Indebtedness and Additional Senior Obligations, see “Description of Debt Securities — Subordinated Debt Securities — Subordination” beginning on page 16 below.

The senior debt securities will be issued under an indenture, dated as of December 1, 1989, as amended, between us and Deutsche Bank Trust Company Americas, as trustee. The subordinated debt securities will be issued under an indenture, as amended and restated as of December 15, 1992, between us and U.S. Bank Trust National Association, as trustee. We have summarized certain general features of the debt securities from the indentures. We encourage you to read the indentures, which are exhibits to the registration statement.

We are a holding company that conducts substantially all of our operations through subsidiaries. As a result, claims of the holders of the debt securities will generally have a junior position to claims of creditors of our subsidiaries, except to the extent that JPMorgan Chase may be recognized, and receives payment, as a creditor of those subsidiaries. Claims of our subsidiaries’ creditors other than JPMorgan Chase include substantial amounts of long-term debt, deposit liabilities, federal funds purchased, securities sold under repurchase agreements, commercial paper and other short-term borrowings.

General Indenture Provisions that Apply to the Senior Debt Securities and the Subordinated Debt Securities

•	Each indenture allows us to issue different types of debt securities, including indexed securities.

•

Neither of the indentures limits the amount of debt that we may issue or provides you with any protection should there be a highly leveraged transaction, recapitalization or restructuring involving JPMorgan Chase.

•

The indentures allow us to merge or consolidate with another company, or to sell all or substantially all of our assets to another company. If one of these events occurs, the other company will be required to assume our responsibilities relating to the debt securities, and we will be released from all liabilities and obligations.

•

The indentures provide that holders of a majority of the total principal amount of outstanding debt securities of any series may vote to change certain of our obligations or certain of your rights concerning the debt securities of that series. However, to change the amount or timing of principal, interest or other payments under the debt securities of a series, every holder in the series affected by the change must consent.

•

If an event of default (as described below) occurs with respect to any series of debt securities, the trustee or holders of 25% of the outstanding principal amount of that series may declare the principal amount of the series immediately payable. However, holders of a majority of the principal amount may rescind this action.

General Indenture Provisions that Apply Only to Senior Debt Securities

We have agreed in the indenture applicable to the senior debt securities, which we refer to as the “senior indenture,” that we and our subsidiaries will not sell the voting stock of JPMorgan Chase Bank, National Association, which we refer to as the “Bank,” and that the Bank will not issue its voting stock, unless the sale or issuance is for fair market value and we and our subsidiaries would own at least 80% of the voting stock of the

Bank following the sale or issuance. This covenant would not prevent us from completing a merger, consolidation or sale of substantially all of our assets. In addition, this covenant would not prevent the merger or consolidation of the Bank into another domestic bank if JPMorgan Chase and its subsidiaries would own at least 80% of the voting stock of the successor entity after the merger or consolidation.

If we satisfy certain conditions in the senior indenture, we may discharge that indenture at any time by depositing with the trustee sufficient funds or government obligations to pay the senior debt securities when due.

Events of Default. The senior indenture provides that the following are events of default:

•	We fail to pay interest for 30 days after the due date.

•	We fail to pay principal or premium when due.

•	We fail to make a sinking fund payment within 5 days after the due date.

•	We breach any other covenant and that breach continues for 90 days after notice.

•	Specified bankruptcy or insolvency events occur.

•	Any other event of default specified in the prospectus supplement occurs.

Each series of senior debt securities created pursuant to the senior indenture prior to the date of this prospectus (A) includes additional events of default applicable in the event that (i) we default in the payment of principal when due on JPMorgan Chase debt in excess of a specified amount or (ii) the maturity of more than a specified amount of our debt is accelerated and the acceleration is not rescinded and (B) provides a shorter grace period for a covenant breach than provided above. Under a supplemental indenture to the senior indenture, the foregoing additional events will be eliminated and the covenant breach grace period will be lengthened to 90 days for series of senior debt securities created following the date of that supplemental indenture. Accordingly, the senior debt securities offered by use of this prospectus will not have the benefit of the additional events of default and shorter covenant breach grace period applicable to some of our senior debt.

General Indenture Provisions that Apply Only to Subordinated Debt Securities

The subordinated debt securities will be subordinated to all “Senior Indebtedness,” which includes all indebtedness for money borrowed by us, except indebtedness that is stated not to be superior to, or that is stated to have the same rank as, the subordinated debt securities or other securities having the same rank as or that are subordinated to the subordinated debt securities.

Upon our dissolution, winding-up, liquidation or reorganization, creditors holding “Additional Senior Obligations” would also be entitled to full payment before we could distribute any amounts to holders of the subordinated debt securities. Additional Senior Obligations include indebtedness for claims under derivative products, including interest and foreign exchange and commodity contracts, but exclude claims under Senior Indebtedness or claims under subordinated obligations.

At June 30, 2007, approximately $103.9 billion of Senior Indebtedness and Additional Senior Obligations were outstanding.

Events of Default. The indenture for the subordinated debt securities, which we refer to as the “subordinated indenture,” provides that the following are events of default:

•	Specified bankruptcy, insolvency or reorganization events occur.

•	Any other event of default specified in the prospectus supplement occurs.

Preferred Stock and Depositary Shares

We may use this prospectus and an applicable prospectus supplement to offer our preferred stock, par value $1 per share, in one or more series. We will determine the dividend, voting, conversion and other rights of the series being offered, and the terms and conditions relating to the offering and sale of the series, at the time of the offer and sale. We may also issue fractional shares of preferred stock that will be represented by depositary shares and depositary receipts.

Common Stock

We may use this prospectus and an applicable prospectus supplement to offer our common stock, par value $1 per share. Subject to the rights of holders of our preferred stock, holders of our common stock are entitled to receive dividends when declared by our board of directors (which may also refer to a board committee). Each holder of common stock is entitled to one vote per share. The holders of common stock have no preemptive rights or cumulative voting rights.

Warrants

We may use this prospectus and an applicable prospectus supplement to offer warrants for the purchase of debt securities, preferred stock or common stock, which we refer to as “securities warrants.” We may also offer warrants for the cash value in U.S. dollars of the right to purchase or sell foreign or composite currencies, which we refer to as “currency warrants.” We may issue warrants independently or together with other securities.

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

AND PREFERRED STOCK DIVIDEND REQUIREMENTS

Our consolidated ratios of earnings to fixed charges and our consolidated ratios of earnings to combined fixed charges and preferred stock dividend requirements are as follows:

	Six Months Ended June 30, 2007	Year Ended December 31,
		2006	2005	2004	2003	2002
Earnings to Fixed Charges:
Excluding Interest on Deposits	2.18	1.93	1.80	1.65	2.27	1.28
Including Interest on Deposits	1.62	1.52	1.48	1.44	1.87	1.17
Earnings to Combined Fixed Charges and Preferred Stock Dividend Requirements:
Excluding Interest on Deposits	—	1.93	1.80	1.64	2.25	1.27
Including Interest on Deposits	—	1.52	1.48	1.43	1.86	1.17

For purposes of computing the above ratios, earnings represent net income from continuing operations plus total taxes based on income and fixed charges. Fixed charges, excluding interest on deposits, include interest expense (other than on deposits), one-third (the proportion deemed representative of the interest factor) of rents, net of income from subleases, and capitalized interest. Fixed charges, including interest on deposits, include all interest expense, one-third (the proportion deemed representative of the interest factor) of rents, net of income from subleases, and capitalized interest.

WHERE YOU CAN FIND MORE INFORMATION

ABOUT JPMORGAN CHASE

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on the website maintained by the SEC at http://www.sec.gov. Our filings can also be inspected and printed or copied, for a fee, at the SEC’s Office of Public Reference, 100 F Street N.E., Washington, D.C. 20549, or you can contact that office by phone: (800) SEC-0330, fax: (202) 772-9295. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Such documents, reports and information are also available on our website: http://www.jpmorgan.com. Information on our website does not constitute part of this prospectus or any accompanying prospectus supplement.

The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information that we file with the SEC will update and supersede this information.

We incorporate by reference (i) the documents listed below and (ii) any future filings we make with the SEC after the date of this prospectus under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until our offering is completed, other than, in each case, those documents or the portions of those documents which are furnished and not filed:

(a) Our Annual Report on Form 10-K for the year ended December 31, 2006, as updated by our Current Report on Form 8-K dated and filed on May 10, 2007;

(b) Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007;

(c) Our Current Reports on Form 8-K filed on January 8, 2007, January 9, 2007, January 10, 2007, January 11, 2007, January 17, 2007, January 18, 2007, January 23, 2007, January 30, 2007, January 31, 2007, February 2, 2007, February 6, 2007, February 8, 2007, February 12, 2007, February 13, 2007, February 16, 2007, February 16, 2007, February 21, 2007, February 21, 2007, February 23, 2007, February 28, 2007, February 28, 2007, March 1, 2007, March 6, 2007, March 8, 2007, March 9, 2007, March 12, 2007, March 13, 2007, March 14, 2007, March 20, 2007, March 22, 2007, March 23, 2007, March 27, 2007, March 29, 2007, March 30, 2007, April 4, 2007, April 9, 2007, April 10, 2007, April 13, 2007, April 16, 2007, April 17, 2007, April 18, 2007, April 23, 2007, April 25, 2007, April 26, 2007, April 27, 2007, April 30, 2007, May 1, 2007, May 2, 2007, May 3, 2007, May 4, 2007, May 8, 2007, May 10, 2007, May 10, 2007, May 15, 2007, May 16, 2007, May 17, 2007, May 18, 2007, May 18, 2007, May 21, 2007, May 22, 2007, May 23, 2007, May 24, 2007, May 25, 2007, May 29, 2007, May 30, 2007, May 30, 2007, May 31, 2007, June 5, 2007, June 7, 2007, June 8, 2007, June 11, 2007, June 12, 2007, June 14, 2007, June 18, 2007, June 19, 2007, June 22, 2007, June 26, 2007, June 27, 2007, June 28, 2007, June 29, 2007, July 3, 2007, July 6, 2007, July 10, 2007, July 11, 2007, July 16, 2007, July 17, 2007, July 17, 2007, July 17, 2007, July 18, 2007, July 18, 2007, July 23, 2007, July 24, 2007, July 30, 2007, July 31, 2007, August 1, 2007, August 2, 2007, August 2, 2007, August 3, 2007, August 6, 2007, August 7, 2007, August 8, 2007, August 9, 2007, August 10, 2007, August 13, 2007, August 14, 2007, August 15, 2007, August 17, 2007, August 20, 2007, August 21, 2007, August 22, 2007, August 24, 2007, August 28, 2007, August 28, 2007, August 29, 2007, August 30, 2007, August 31, 2007, September 4, 2007, September 5, 2007, September 6, 2007, September 7, 2007, September 10, 2007, September 11, 2007, September 12, 2007, September 13, 2007, September 14, 2007, September 17, 2007, September 18, 2007, September 19, 2007, September 20, 2007, September 21, 2007, September 24, 2007, September 25, 2007, September 26, 2007, September 27, 2007, September 28, 2007, October 1, 2007, October 2, 2007, October 4, 2007, October 5, 2007, October 9, 2007, October 10, 2007 and October 11, 2007; and

(d) The descriptions of our common stock contained in our registration statement filed under Section 12 of the Securities Exchange Act of 1934 and any amendment or report filed for the purpose of updating that description.

You may request a copy of these filings, at no cost, by writing to or telephoning us at the following address:

Office of the Secretary

JPMorgan Chase & Co.

270 Park Avenue

New York, NY 10017

212-270-4040

You should rely only on the information provided or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with any other information. We are not making an offer of securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date on the front of the applicable document.

IMPORTANT FACTORS THAT MAY AFFECT FUTURE RESULTS

From time to time, we have made and will make forward-looking statements. These statements can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements often use words such as “anticipate,” “target,” “expect,” “estimate,” “intend,” “plan,” “goal,” “believe,” or other words of similar meaning. Forward-looking statements provide our current expectations or forecasts of future events, circumstances, results or aspirations. Our disclosures in this prospectus, any prospectus supplement and any documents incorporated by reference into this prospectus may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We also may make forward-looking statements in other documents filed or furnished with the SEC. In addition, our senior management may make forward-looking statements orally to analysts, investors, representatives of the media and others.

All forward-looking statements are, by their nature, subject to risks and uncertainties. JPMorgan Chase’s actual future results may differ materially from those set forth in our forward-looking statements. Factors that could cause these differences—many of which are beyond our control—include the following:

•	local, regional and international business, political or economic conditions;

•	changes in trade, monetary and fiscal policies and laws;

•	technological changes instituted by us and by other entities which may affect our business;

•	mergers and acquisitions, including our ability to integrate acquisitions;

•	our ability to develop new products and services;

•	acceptance of new products and services and our ability to increase market share;

•	our ability to control expenses;

•	competitive pressures;

•	changes in laws and regulatory requirements;

•	changes in applicable accounting policies;

•	costs, outcomes and effects of litigation and regulatory investigations;

•	changes in the credit quality of our customers; and

•	adequacy of our risk management framework.

Additional factors that may cause future results to differ materially from forward-looking statements can be found in portions of our periodic and current reports filed with the SEC and incorporated by reference in this prospectus. These factors include , for example, those discussed in Part I, Item 1A: Risk Factors in our most recent annual and quarterly reports, to which reference is hereby made. There is no assurance that any list of risks and uncertainties or risk factors is complete.

Any forward-looking statements made by or on behalf of us in this prospectus, any applicable prospectus supplement or in a document incorporated by reference into this prospectus speak only as of the date of this prospectus, the prospectus supplement or the document incorporated by reference, as the case may be. We do not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made.

USE OF PROCEEDS

We will use the net proceeds we receive from the sale of the notes offered by this prospectus supplement for general corporate purposes. General corporate purposes may include the repayment of debt, investments in or extensions of credit to our subsidiaries, the financing of possible acquisitions or business expansion or redemption of our securities, provided that proceeds will not be used to prepay debt that is not guaranteed by the FDIC. We may invest the net proceeds temporarily or apply them to repay short-term debt until we are ready to use them for their stated purpose.

DESCRIPTION OF DEBT SECURITIES

General

We have described below some general terms that may apply to the debt securities we may offer by use of this prospectus and an applicable prospectus supplement. We will describe the particular terms of any debt securities we offer to you in the prospectus supplement relating to those debt securities.

The debt securities will be either senior debt securities or subordinated debt securities. We will issue the senior debt securities under the senior indenture referred to above between us and Deutsche Bank Trust Company Americas, as trustee. We will issue the subordinated debt securities under the subordinated indenture between us and U.S. Bank Trust National Association, as trustee.

The following summary is not complete. You should refer to the indentures, copies of which are exhibits to the registration statement. Section references below are to the sections of the applicable indenture.

Neither of the indentures limits the amount of debt securities that we may issue. Each of the indentures provides that we may issue debt securities up to the principal amount we authorize from time to time. The senior debt securities will be unsecured and will have the same rank as all of our other unsecured and unsubordinated debt. The subordinated debt securities will be unsecured and will be subordinated and junior to all Senior Indebtedness as defined below under “— Subordinated Debt Securities — Subordination.” In addition, under certain circumstances relating to our dissolution, winding-up, liquidation or reorganization, the subordinated debt securities will be junior to all Additional Senior Obligations, as defined and to the extent set forth below under “— Subordinated Debt Securities — Subordination.”

We are a holding company that conducts substantially all of our operations through subsidiaries. As a result, claims of the holders of the debt securities will generally have a junior position to claims of creditors of our subsidiaries, except to the extent that JPMorgan Chase is recognized, and receives payment, as a creditor of those subsidiaries. Claims of our subsidiaries’ creditors other than JPMorgan Chase include substantial amounts of long-term debt, deposit liabilities, federal funds purchased, securities sold under repurchase agreements, commercial paper and other short-term borrowings.

We may issue the debt securities in one or more separate series of senior debt securities and/or subordinated debt securities. We will specify in the prospectus supplement relating to the particular series of debt securities being offered the particular amounts, prices and terms of those debt securities. These terms may include:

•	the title and type of the debt securities;

•	any limit on the aggregate principal amount or aggregate initial offering price of the debt securities;

•	the purchase price of the debt securities;

•	the dates on which the principal of the debt securities will be payable and the amount payable upon acceleration;

•

the interest rates of the debt securities, including the interest rates, if any, applicable to overdue payments, or the method for determining those rates, and the interest payment dates for the debt securities;

•	the places where payments may be made on the debt securities;

•	any mandatory or optional redemption provisions applicable to the debt securities;

•	any sinking fund or similar provisions applicable to the debt securities;

•	the authorized denominations of the debt securities, if other than $1,000 and integral multiples of $1,000;

•

if denominated in a currency other than U.S. dollars, the currency or currencies, including the euro or other composite currencies, in which payments on the debt securities will be payable (which currencies may be different for principal, premium and interest payments);

•	any conversion or exchange provisions applicable to the debt securities;

•	any events of default applicable to the debt securities not described in this prospectus; and

•	any other specific terms of the debt securities.

We may issue some of the debt securities as original issue discount debt securities. Original issue discount debt securities will bear no interest or will bear interest at a below-market rate and will be sold at a discount below their stated principal amount. The prospectus supplement will contain any special tax, accounting or other information relating to original issue discount debt securities. If we offer other kinds of debt securities, including debt securities linked to an index or payable in currencies other than U.S. dollars, the prospectus supplement relating to those debt securities will also contain any special tax, accounting or other information relating to those debt securities.

We will issue the debt securities only in registered form without coupons. The indentures permit us to issue debt securities of a series in certificated form or in permanent global form. You will not be required to pay a service charge for any transfer or exchange of debt securities, but we may require payment of any taxes or other governmental charges.

We will pay principal of, and premium, if any, and interest, if any, on the debt securities at the corporate trust office of our paying agent, The Bank of New York, in New York City. You may also make transfers or exchanges of debt securities at that location. We also have the right to pay interest on any debt securities by check mailed to the registered holders of the debt securities at their registered addresses. In connection with any payment on a debt security, we may require the holder to certify information to JPMorgan Chase. In the absence of that certification, we may rely on any legal presumption to enable us to determine our responsibilities, if any, to deduct or withhold taxes, assessments or governmental charges from the payment.

Neither of the indentures limits our ability to enter into a highly leveraged transaction or provides you with any special protection in the event of such a transaction. In addition, neither of the indentures provides special protection in the event of a sudden and dramatic decline in our credit quality resulting from a takeover, recapitalization or similar restructuring of JPMorgan Chase.

We may issue debt securities upon the exercise of securities warrants or upon exchange or conversion of exchangeable or convertible debt securities. The prospectus supplement will describe the specific terms of any of those securities warrants or exchangeable or convertible securities. It will also describe the specific terms of the debt securities issuable upon the exercise, exchange or conversion of those securities. See “Description of Securities Warrants” below.

Senior Debt Securities

The senior debt securities will be direct, unsecured general obligations of JPMorgan Chase and will constitute Senior Indebtedness of JPMorgan Chase. For a definition of “Senior Indebtedness,” see “— Subordinated Debt Securities — Subordination” below.

Limitation on Disposition of Stock of the Bank. The senior indenture contains a covenant by us that, so long as any of the senior debt securities are outstanding, neither we nor any Intermediate Subsidiary (as defined below) will dispose of any shares of voting stock of the Bank, or any securities convertible into, or options, warrants or rights to purchase shares of voting stock of the Bank, except to JPMorgan Chase or an Intermediate Subsidiary. In addition, the covenant provides that neither we nor any Intermediate Subsidiary will permit the Bank to issue any shares of its voting stock, or securities convertible into, or options, warrants or rights to purchase shares of its voting stock, nor will we permit any Intermediate Subsidiary to cease to be an Intermediate Subsidiary.

The above covenant is subject to our rights in connection with a consolidation or merger of JPMorgan Chase with or into another person or a sale of our assets. The covenant also will not apply if both:

(1) the disposition in question is made for fair market value, as determined by the board of directors of JPMorgan Chase or the Intermediate Subsidiary; and

(2) after giving effect to the disposition, we and any one or more of our Intermediate Subsidiaries will collectively own at least 80% of the issued and outstanding voting stock of the Bank or any successor to the Bank, free and clear of any security interest.

The above covenant also does not restrict the Bank from being consolidated with or merged into another domestic banking corporation, if after the merger or consolidation, (A) JPMorgan Chase, or its successor, and any one or more Intermediate Subsidiaries own at least 80% of the voting stock of the resulting bank and (B) no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have happened and be continuing.

The senior indenture defines an “Intermediate Subsidiary” as a subsidiary (1) that is organized under the laws of any domestic jurisdiction and (2) of which all the shares of capital stock, and all securities convertible into, and options, warrants and rights to purchase shares of capital stock, are owned directly by JPMorgan Chase, free and clear of any security interest. As used above, “voting stock” means a class of stock having general voting power under ordinary circumstances irrespective of the happening of a contingency. The above covenant would not prevent the Bank from engaging in a sale of assets to the extent otherwise permitted by the senior indenture. (Section 1006)

Defaults and Waivers. The senior indenture defines an event of default with respect to any series of senior debt securities as any one of the following events:

(1) default in the payment of interest on any senior debt security of that series and continuance of that default for 30 days;

(2) default in the payment of principal of, or premium, if any, on, any senior debt security of that series at maturity;

(3) default in the deposit of any sinking fund payment and continuance of that default for five days;

(4) failure by us for 90 days after notice to perform any of the other covenants or warranties in the senior indenture applicable to that series;

(5) specified events of bankruptcy, insolvency or reorganization of JPMorgan Chase or the Bank; and

(6) any other event of default specified with respect to senior debt securities of that series. (Section 501).

Each series of senior debt securities created pursuant to the senior indenture prior to the date of this prospectus (A) includes additional events of default applicable in the event that (i) we default in the payment of principal when due on JPMorgan Chase debt in excess of a specified amount or (ii) the maturity of more than a specified amount of our debt is accelerated and the acceleration is not rescinded and (B) provides a shorter grace period for a covenant breach than provided above. Under a supplemental indenture to the senior indenture, the foregoing additional events will be eliminated and the covenant breach grace period will be lengthened to 90 days for series of senior debt securities created following the date of that supplemental indenture. Accordingly, the senior debt securities offered by use of this prospectus will not have the benefit of the additional events of default and shorter covenant breach grace period applicable to some of our senior debt.

If any event of default with respect to senior debt securities of any series occurs and is continuing, either the trustee or the holders of not less than 25% in principal amount of the outstanding senior debt securities of that series may declare the principal amount (or, if the senior debt securities of that series are original issue discount senior debt securities, a specified portion of the principal amount) of all senior debt securities of that series to be due and payable immediately. No such declaration is required upon specified events of bankruptcy. Subject to the conditions set forth in the indenture, the holders of a majority in principal amount of the outstanding senior debt securities of that series may annul the declaration and waive past defaults, except uncured payment defaults and other specified defaults. (Sections 502 and 513)

We will describe in the prospectus supplement any particular provisions relating to the acceleration of the maturity of a portion of the principal amount of original issue discount senior debt securities upon an event of default.

The senior indenture requires the trustee, within 90 days after the occurrence of a default known to it with respect to any outstanding series of senior debt securities, to give the holders of that series notice of the default if uncured or not waived. The trustee may withhold the notice if it determines in good faith that the withholding of the notice is in the interest of those holders. However, the trustee may not withhold the notice in the case of a payment default. The trustee may not give the above notice until 60 days after the occurrence of a default in the performance of a covenant in the senior indenture, other than a covenant to make payment. The term “default” for the purpose of this provision means any event that is, or after notice or lapse of time or both would become, an event of default with respect to senior debt securities of that series. (Section 602)

Other than the duty to act with the required standard of care during a default, the trustee is not obligated to exercise any of its rights or powers under the senior indenture at the request or direction of any of the holders of senior debt securities, unless the holders have offered to the trustee reasonable security or indemnity. The senior indenture provides that the holders of a majority in principal amount of outstanding senior debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee for that series, or exercising any trust or other power conferred on the trustee. However, the trustee may decline to act if the direction is contrary to law or the senior indenture. (Section 512)

The senior indenture includes a covenant requiring us to file annually with the trustee a certificate of no default, or specifying any default that exists. (Section 1007)

Defeasance and Covenant Defeasance. The senior indenture contains a provision that, if made applicable to any series of senior debt securities, permits us to elect:

•	defeasance, which would discharge us from all of our obligations (subject to limited exceptions) with respect to any senior debt securities of that series then outstanding, and/or

•

covenant defeasance, which would release us from our obligations under specified covenants and the consequences of the occurrence of an event of default resulting from a breach of those covenants or a cross- default.

To make either of the above elections, we must deposit in trust with the trustee money and/or U.S. government obligations (as defined below) which through the payment of principal and interest in accordance with their terms will provide sufficient money, without reinvestment, to repay in full those senior debt securities. As used in the senior indenture, “U.S. government obligations” are:

(1) direct obligations of the United States or of an agency or instrumentality of the United States, in either case that are, or are guaranteed as, full faith and credit obligations of the United States and that are not redeemable by the issuer; and

(2) certain depositary receipts with respect to an obligation referred to in clause (1).

As a condition to defeasance or covenant defeasance, we must deliver to the trustee an opinion of counsel that the holders of the senior debt securities will not recognize income, gain, or loss for federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if defeasance or covenant defeasance had not occurred. That opinion, in the case of defeasance, but not covenant defeasance, must refer to and be based upon a ruling received by us from the Internal Revenue Service or published as a revenue ruling or upon a change in applicable federal income tax law.

If we exercise our covenant defeasance option with respect to a particular series of senior debt securities, then even if there were a default under the related covenant, payment of those senior debt securities could not be accelerated. We may exercise our defeasance option with respect to a particular series of senior debt securities even if we previously had exercised our covenant defeasance option. If we exercise our defeasance option, payment of those senior debt securities may not be accelerated because of any event of default. If we exercise our covenant defeasance option and an acceleration were to occur, the realizable value at the acceleration date of the money and U.S. government obligations in the defeasance trust could be less than the principal and interest then due on those senior debt securities. This is because the required deposit of money and/or U.S. government obligations in the defeasance trust is based upon scheduled cash flows rather than market value, which will vary depending upon interest rates and other factors.

Modification of the Senior Indenture. We and the trustee may modify the senior indenture with the consent of the holders of not less than a majority in principal amount of each series of outstanding senior debt securities affected by the modification. However, without the consent of each affected holder, no such modification may:

•	change the stated maturity of any senior debt security;

•	reduce the principal amount of, or premium, if any, on, any senior debt security;

•	reduce the rate of payment of interest on any senior debt security, or change other specified provisions relating to the yield of any senior debt security;

•	change the currency or currencies in which any senior debt security is payable;

•	reduce the percentage of holders of outstanding senior debt securities of any series required to consent to any modification, amendment or any waiver under the senior indenture; or

•	change the provisions in the senior indenture that relate to its modification or amendment. (Section 902)

We and the trustee may amend the senior indenture without the consent of the holders of senior debt securities in the event we merge with another person, to replace the trustee, to effect modifications that do not affect any outstanding series of senior debt securities, to correct or supplement any provision provided such change does not adversely affect the holders’ interests in any material respect, and for other specified purposes. (Section 901).

Consolidation, Merger and Sale of Assets. We may, without the consent of the holders of any senior debt securities, consolidate or merge with any other person or transfer or lease all or substantially all of our assets to another person or permit another corporation to merge into JPMorgan Chase, provided that:

(1) the successor is a person organized under U.S. laws;

(2) the successor, if not us, assumes our obligations on the senior debt securities and under the senior indenture;

(3) after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing; and

(4) other specified conditions are met. (Section 801)

Subordinated Debt Securities

The subordinated debt securities will be direct, unsecured general obligations of JPMorgan Chase. The subordinated debt securities will be subordinate and junior in right of payment to all Senior Indebtedness and, in certain circumstances described below relating to our dissolution, winding-up, liquidation, reorganization or insolvency, to all Additional Senior Obligations. The subordinated indenture does not limit the amount of debt, including Senior Indebtedness or Additional Senior Obligations, we may incur. As of June 30, 2007, Senior Indebtedness and Additional Senior Obligations totaled approximately $103.9 billion.

Unless otherwise specified in the prospectus supplement, the maturity of the subordinated debt securities will be subject to acceleration only upon our bankruptcy, reorganization or insolvency. See “— Defaults and Waivers” below.

The holders of subordinated debt securities of a series that is specified to be convertible into our common stock will be entitled as specified in the applicable prospectus supplement to convert those convertible subordinated debt securities into common stock, at the conversion price set forth in the prospectus supplement.

The holders of subordinated debt securities of any series may be obligated at maturity, or at any earlier time specified in the applicable prospectus supplement, to exchange that series of subordinated debt securities for capital securities. “Capital securities” may consist of our common stock, perpetual preferred stock or other capital securities of JPMorgan Chase acceptable to our primary federal banking regulator, which currently is the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”). We will describe the terms of any such exchange and of the capital securities that will be issued upon that exchange in the applicable prospectus supplement. Whenever subordinated debt securities are exchangeable for capital securities, we will be obligated to deliver capital securities with a market value equal to the principal amount of those subordinated debt securities. In addition, we will unconditionally undertake, at our expense, to sell the capital securities in a secondary offering on behalf of any holders who elect to receive cash for the capital securities.

Subordination. The subordinated debt securities will be subordinate and junior in right of payment to all Senior Indebtedness and, under certain circumstances described below, to all Additional Senior Obligations.

The subordinated indenture defines “Senior Indebtedness” to mean the principal of, and premium, if any, and interest on all indebtedness for money borrowed by us, whether outstanding on the date the subordinated indenture became effective or created, assumed or incurred after that date, including all indebtedness for money borrowed by another person that we guarantee. However, Senior Indebtedness does not include indebtedness that is stated not to be superior to or to have the same rank as the subordinated debt securities or other securities having the same rank as or that are subordinated to the subordinated debt securities. In particular, Senior Indebtedness does not include (A) Assumed Heritage Chase Subordinated Indebtedness (as defined below), (B) Assumed Heritage JPM Subordinated Indebtedness (as defined below), (C) Assumed Heritage Bank One Subordinated Indebtedness (as defined below) and (D) other debt of JPMorgan Chase that is expressly stated to have the same rank as or not to rank superior to the subordinated debt securities or other securities having the same rank as or that are subordinated to the subordinated debt securities.

The subordinated indenture defines “Additional Senior Obligations” to mean all indebtedness of JPMorgan Chase for claims in respect of derivative products, such as interest and foreign exchange rate contracts, commodity contracts and similar arrangements, except Senior Indebtedness and except obligations that are expressly stated to have the same rank as or not to rank senior to the subordinated debt securities. For purposes of this definition, “claim” shall have the meaning assigned in Section 101(4) of the United States Bankruptcy Code and in effect on the date of execution of the subordinated indenture.

“Assumed Heritage Chase Subordinated Indebtedness” means all outstanding subordinated indebtedness that we assumed as a result of our merger with The Chase Manhattan Corporation.

“Assumed Heritage Bank One Subordinated Indebtedness” means all outstanding subordinated indebtedness that we assumed as a result of our merger with Bank One Corporation.

“Assumed Heritage JPM Subordinated Indebtedness” means all outstanding subordinated indebtedness that we assumed as a result of our merger with J.P. Morgan & Co. Incorporated.

Under the subordinated indenture, we may not make any payment on the subordinated debt securities or exchange any subordinated debt securities for capital securities in the event:

•	we have failed to make full payment of all amounts of principal, and premium, if any, and interest, if any, due on all Senior Indebtedness; or

•	there shall exist any event of default on any Senior Indebtedness or any event which, with notice or lapse of time or both, would become such an event of default.

In addition, upon our dissolution, winding-up, liquidation or reorganization:

•

we must pay to the holders of Senior Indebtedness the full amounts of principal of, and premium, if any, and interest, if any, on the Senior Indebtedness before any payment or distribution is made on the subordinated debt securities, and

•

if, after we have made those payments on the Senior Indebtedness, there are amounts available for payment on the subordinated debt securities and creditors in respect of Additional Senior Obligations have not received their full payments,

•

then we will first use amounts available for payment on the subordinated debt securities to pay in full all Additional Senior Obligations before we may make any payment on the subordinated debt securities.

No series of our subordinated debt securities described above (other than our junior subordinated indebtedness and our Capital Efficient Notes issued in connection with the issuance of securities by our capital trust subsidiaries) is subordinated to any other series of subordinated debt securities or to any other subordinated indebtedness of JPMorgan Chase referred to above. However, due to the subordination provisions of the various series of subordinated indebtedness issued by us and our predecessor institutions, and, in particular the fact that some, but not all, of our outstanding subordinated indebtedness is subordinated in some circumstances to Additional Senior Obligations (or to our derivative obligations or general obligations, as defined in the relevant indentures), in the event of a dissolution, winding up, liquidation, reorganization or insolvency, holders of the subordinated debt securities that may be offered by use of this prospectus and an applicable prospectus supplement may recover less, ratably, than holders of some of our other series of outstanding subordinated indebtedness and more ratably than holders of other series of our outstanding subordinated indebtedness.

Unless otherwise provided in the terms of a series of subordinated debt securities, holders of the subordinated debt securities may not accelerate the maturity of the subordinated debt securities, except in the event of our bankruptcy, reorganization or insolvency, and may not accelerate the subordinated debt securities if we fail to pay interest or fail to perform any other agreement in the subordinated debt securities or the subordinated indenture. See “—Defaults and Waivers” below.

No Limitation on Disposition of Voting Stock of the Bank. The subordinated indenture does not contain a covenant prohibiting us from selling or otherwise disposing of any shares of voting stock of the Bank, or securities convertible into, or options, warrants or rights to purchase shares of voting stock of the Bank. The subordinated indenture also does not prohibit the Bank from issuing any shares of its voting stock or securities convertible into, or options, warrants or rights to purchase shares of its voting stock.

Defaults and Waivers. The subordinated indenture defines an event of default with respect to any series of subordinated debt securities as follows:

•	any one of certain events of bankruptcy, reorganization or insolvency affecting JPMorgan Chase;

•	any other event specified with respect to subordinated debt securities of that series. (Section 7.01)

If an event of default occurs and is continuing with respect to any outstanding series of subordinated debt securities, the trustee or the holders of at least 25% in aggregate principal amount of that outstanding series may declare the principal (or, in the case of original issue discount subordinated debt securities, a specified amount of principal) of all subordinated debt securities of that series to be due and payable immediately in cash. Subject to specified conditions, the holders of not less than a majority in aggregate principal amount of the subordinated debt securities of that series may annul the declaration and waive certain past defaults. (Section 7.01) The right of the holders of the subordinated debt securities of a series to demand payment in cash upon the occurrence and continuance of an event of default will continue to exist so long as the subordinated debt securities of that series have not been exchanged or converted. In the event of the bankruptcy or reorganization of JPMorgan Chase, any right to enforce that payment in cash would be subject to the broad equity powers of a federal bankruptcy court and to its determination of the nature and status of the payment claims of the holders of the subordinated debt securities. Prior to any declaration of acceleration, the holders of a majority in aggregate principal amount of the applicable series of subordinated debt securities may waive any past default or event of default, except a payment default. (Section 7.07)

Unless otherwise provided in the terms of a series of subordinated debt securities, there will be no right of acceleration of the payment of principal of the subordinated debt securities of that series upon a default in the payment of principal or interest or a default in the performance of any covenant or agreement in the subordinated debt securities or the subordinated indenture. In the event of a default in the payment of interest or principal, including a default in the delivery of any capital securities in exchange for subordinated debt securities, or in the performance of any covenant or agreement in the subordinated debt securities or the subordinated indenture, the trustee may, subject to specified limitations and conditions, seek to enforce that payment or delivery or the performance of that covenant or agreement.

The subordinated indenture requires the trustee, within 90 days after the occurrence of a default with respect to subordinated debt securities of any series, to give the holders of that series notice of all uncured defaults known to it. However, except in certain cases involving our bankruptcy, reorganization or insolvency, a payment default or a default in the obligation to deliver capital securities in exchange for subordinated debt securities, the trustee may withhold the notice if it determines in good faith that the withholding of the notice is in the interest of those holders. The term “default” for purposes of this provision includes the events of default specified above without grace periods or notice. (Section 7.08) We are required to furnish to the trustee annually an officers’ certificate as to compliance with the conditions and covenants under the subordinated indenture. (Section 5.06)

Other than the duty of the trustee to act with the required standard of care during a default, the trustee is not obligated to exercise any of its rights or powers under the subordinated indenture at the request or direction of any of the holders of the subordinated debt securities, unless those holders have offered the trustee reasonable security or indemnity. Subject to that provision for security or indemnity, the holders of a majority in principal amount of the subordinated debt securities of any series then outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to, or exercising any trust or power conferred on, the trustee with respect to the subordinated debt securities of that series. (Sections 7.07 and 8.02)

Modification of the Subordinated Indenture. The subordinated indenture contains provisions permitting us and the trustee to modify the subordinated indenture or the rights of the holders of the subordinated debt securities with the consent of the holders of not less than a majority in principal amount of each outstanding series of the subordinated debt securities affected by the modification. However, no such modification may, without the consent of each holder of subordinated debt securities affected by the modification:

•	change the stated maturity date of the principal of, or any installment of principal of or interest on, any subordinated debt security;

•	reduce the principal amount of, or premium, if any, or interest, if any, on, any subordinated debt security;

•	reduce the portion of the principal amount of an original issue discount subordinated debt security payable upon acceleration of the maturity of that subordinated debt security;

•	reduce any amount payable upon redemption of any subordinated debt security;

•	change the place or places where, or the currency in which, any subordinated debt security or any premium or interest is payable;

•	change the definition of market value;

•

impair the right of any holders of subordinated debt securities of any series to receive on any exchange date for subordinated debt securities of that series capital securities with a market value equal to that required by the terms of the subordinated debt securities;

•	impair the conversion rights, if any, of any holders;

•

impair the right of a holder to institute suit for the enforcement of any payment on or with respect to any subordinated debt security, including any right of redemption at the option of the holder of that subordinated debt security, or impair any rights to the delivery of capital securities in exchange for any subordinated debt security or to require us to sell capital securities in a secondary offering or to require the delivery of common stock, debt securities or other property upon conversion of subordinated debt securities;

•

reduce the above-stated percentage of subordinated debt securities of any series the consent of the holders of which is necessary to modify or amend the subordinated indenture, or reduce the percentage of subordinated debt securities of any series the holders of which are required to waive any past default or event of default; or

•	modify the above requirements. (Section 11.02)

The subordinated indenture permits us and the trustee to amend the subordinated indenture without the consent of the holders of subordinated debt securities in the event of the merger of JPMorgan Chase, the replacement of the trustee, to effect modifications that do not affect any outstanding series of subordinated debt securities, to correct or supplement any provision provided such change does not adversely affect in any material respect the holders’ interests, and for other specified purposes. (Section 11.01)

Consolidation, Merger and Sale of Assets. We may not merge or consolidate with any other corporation or sell or convey all or substantially all of our assets to any other corporation, unless:

•

we are the continuing corporation or the successor corporation expressly assumes the payment of the principal of (including issuance and delivery of capital securities), and premium, if any, and interest, if any, on, the subordinated debt securities and the performance and observance of all the covenants and conditions of the subordinated indenture binding upon us; and

•	immediately after the merger, consolidation, sale or conveyance, we or the successor corporation shall not be in default in the performance of any such covenant or condition. (Article Twelve)

Information Concerning The Trustees

JPMorgan Chase and some of our subsidiaries may maintain deposits or conduct other banking transactions with the trustees under the senior indenture and the subordinated indenture in the ordinary course of business. U.S. Bank Trust National Association is also trustee under (i) a subordinated indenture, dated as of May 1, 1987, as amended and restated as of September 1, 1993 that we assumed in our merger with The Chase Manhattan Corporation; (ii) the following indentures that we assumed in our merger with J.P. Morgan & Co. Incorporated: a senior indenture, dated as of August 15, 1982 and a subordinated indenture, dated as of March 1, 1993, in each case, as amended; and (iii) the following indentures that we assumed in our merger with Bank One Corporation: a subordinated indenture, dated as of March 3, 1997, a subordinated indenture, dated as of August 1, 1987, and a subordinated indenture, dated as of March 1, 1989, in each case, as amended. Deutsche Bank Trust Company Americas is also trustee under a senior indenture, dated as of March 3, 1997, as amended, that we assumed in our merger with Bank One Corporation.

DESCRIPTION OF PREFERRED STOCK

General

Under our certificate of incorporation, our board of directors is authorized, without further stockholder action, to issue up to 200,000,000 shares of preferred stock, $1 par value per share, in one or more series, and to determine the voting powers and the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of each series. We may amend our certificate of incorporation to increase the number of authorized shares of preferred stock in a manner permitted by our certificate of incorporation and the Delaware General Corporation Law. As of the date of this prospectus, we have no issued and outstanding series of preferred stock.

We will describe the particular terms of any series of preferred stock being offered in the prospectus supplement relating to that series of preferred stock. Those terms may include:

•	the number of shares being offered;

•	the title and liquidation preference per share;

•	the purchase price;

•	the dividend rate or method for determining that rate;

•	the dates on which dividends will be paid;

•	whether dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends will begin to accumulate;

•	any applicable redemption or sinking fund provisions;

•	any applicable conversion provisions;

•	whether we have elected to offer depositary shares with respect to that series of preferred stock; and

•	any additional dividend, liquidation, redemption, sinking fund and other rights and restrictions applicable to that series of preferred stock.

If the terms of any series of preferred stock being offered differ from the terms set forth below, we will also disclose those different terms in the prospectus supplement relating to that series of preferred stock. The following summary is not complete. You should also refer to our certificate of incorporation and to the certificate of designations relating to the series of the preferred stock being offered for the complete terms of that series of preferred stock. Our certificate of incorporation and a form of certificate of designations are filed as exhibits to the registration statement. We will file the certificate of designations with respect to the particular series of preferred stock being offered with the SEC promptly after the offering of that series of preferred stock.

The preferred stock will, when issued, be fully paid and nonassessable. Unless otherwise specified in the prospectus supplement, in the event we liquidate, dissolve or wind-up our business, each series of preferred stock being offered will have the same rank as to dividends and distributions as our currently outstanding preferred stock and each other series of preferred stock we may offer in the future by use of this prospectus and an applicable prospectus supplement. The preferred stock will have no preemptive rights.

Dividend Rights

If you purchase preferred stock offered by use of this prospectus and an applicable prospectus supplement, you will be entitled to receive, when, as and if declared by our board of directors, cash dividends at the rates and on the dates set forth in the prospectus supplement. Dividend rates may be fixed or variable or both. Different series of preferred stock may be entitled to dividends at different dividend rates or based upon different methods of determination. We will pay each dividend to the holders of record as they appear on our stock books (or, if applicable, the records of the depositary referred to below under “— Depositary Shares”) on record dates determined by our board of directors. Dividends on any series of preferred stock may be cumulative or noncumulative, as specified in the prospectus supplement. If our board of directors fails to declare a dividend on any series of preferred stock for which dividends are noncumulative, then your right to receive that dividend will be lost, and we will have no obligation to pay the dividend for that dividend period, whether or not we declare dividends for any future dividend period.

Unless otherwise specified in the applicable prospectus supplement, each series of preferred stock that we offer by use of this prospectus and an applicable prospectus supplement will provide that we may not declare or pay or set apart for payment dividends on any series of preferred stock ranking, as to dividends, equally with or junior to the series of preferred stock we are offering unless we have previously declared and paid or set apart for payment, or we contemporaneously declare and pay or set apart for payment, full dividends (including cumulative dividends still owing, if any) on the series of preferred stock we are offering for all dividend periods terminating on or prior to the dividend payment date for all equally or junior ranking series. If we fail to pay dividends in full as stated above, we may only declare dividends on equally ranking series pro rata so that the amount of dividends declared per share on the series of preferred stock we are offering and the equally ranking series bear to each other the same ratio that accrued and unpaid dividends per share on the series being offered and the other series bear to each other. We will not pay interest or any sum of money instead of interest on any dividend payment that may be in arrears on any series of preferred stock we are offering.

Unless otherwise specified in the applicable prospectus supplement, the preferred stock we offer by use of this prospectus and an applicable prospectus supplement will also provide that, unless we have paid or declared and set aside for payment full dividends, including cumulative dividends owing, if any, on that preferred stock for all past dividend periods, we will not:

•	declare or make any dividend payment or distribution on any junior ranking stock, other than a dividend paid in junior ranking stock, or

•	redeem, purchase, otherwise acquire or set apart money for a sinking fund for the redemption of any junior or equally ranking stock, except by conversion into or exchange for junior ranking stock.

Unless otherwise specified in the applicable prospectus supplement, we will compute the amount of dividends payable by annualizing the applicable dividend rate and dividing by the number of dividend periods in a year, except that the amount of dividends payable for the initial dividend period or any period shorter than a full dividend period will be computed on the basis of a 360 day year consisting of twelve 30-day months and, for any period less than a full month, the actual number of days elapsed in the period.

Rights Upon Liquidation

In the event we liquidate, dissolve or wind-up our affairs, either voluntarily or involuntarily, you will be entitled to receive liquidating distributions in the amount set forth in the prospectus supplement applicable to the series of preferred stock you hold, plus accrued and unpaid dividends, if any, before we make any distribution of assets to the holders of our common stock. If we fail to pay in full all amounts payable with respect to preferred stock offered by use of this prospectus and an applicable prospectus supplement, and any stock having the same rank as that series of preferred stock, the holders of the preferred stock and of that other stock will share in any distribution of assets in proportion to the full respective preferential amounts to which they are entitled. After the holders of each series of preferred stock and any stock having the same rank as their preferred stock are paid in full, they will have no right or claim to any of our remaining assets. For any series of preferred stock offered by use of this prospectus and an applicable prospectus supplement, neither the sale of all or substantially all of our property or business nor a merger or consolidation by us with any other corporation will be considered a dissolution, liquidation or winding-up of our business or affairs.

Redemption

The applicable prospectus supplement will indicate whether the series of preferred stock offered by use of this prospectus and the applicable prospectus supplement is subject to redemption, in whole or in part, whether at our option or mandatorily and whether or not pursuant to a sinking fund. The redemption provisions that may apply to a series of preferred stock offered, including the redemption dates, the redemption prices for that series and whether those redemption prices will be paid in cash, stock or a combination of cash and stock, will be set forth in the prospectus supplement. If the redemption price is to be paid only from the proceeds of the sale of our capital stock, the terms of the series of preferred stock may also provide that, if our capital stock is not sold or if the amount of cash received is insufficient to pay in full the redemption price then due, the series of preferred stock will automatically be converted into shares of the applicable capital stock pursuant to conversion provisions specified in the prospectus supplement.

If we are redeeming fewer than all the outstanding shares of preferred stock of any series, whether by mandatory or optional redemption, our board of directors will determine the method for selecting the shares to be redeemed, which may be by lot or pro rata or by any other method the board of directors determines to be equitable. From and after the redemption date, dividends will cease to accrue on the shares of preferred stock called for redemption and all rights of the holders of those shares, except the right to receive the redemption price, will cease.

In the event that we fail to pay full dividends, including accrued but unpaid dividends, if any, on any series of preferred stock offered, we may not redeem that series in part and we may not purchase or acquire any shares of that series of preferred stock, except by an offer made on the same terms to all holders of that series of preferred stock.

Conversion Rights

The prospectus supplement will state the terms, if any, on which shares of the series of preferred stock offered by use of this prospectus and an applicable prospectus supplement are convertible into shares of our common stock or other securities. As described under “— Redemption” above, under certain circumstances, preferred stock may be mandatorily convertible into our common stock or another series of our preferred stock.

Voting Rights

Except as indicated below or in the applicable prospectus supplement, or except as expressly required by applicable law, the holders of the preferred stock offered by use of this prospectus and an applicable prospectus supplement will not be entitled to vote. Except as indicated in the prospectus supplement, in the event we offer full shares of any series of preferred stock, each share will be entitled to one vote on matters on which holders of that series of preferred stock are entitled to vote. However, as more fully described below under “— Depositary Shares,” if we use this prospectus and an applicable prospectus supplement to offer depositary shares representing a fraction of a share of a series of preferred stock, each depositary share, in effect, will be entitled to that fraction of a vote, rather than a full vote. Because each full share of any series of preferred stock offered will be entitled to one vote, the voting power of that series will depend on the number of shares in that series, and not on the aggregate liquidation preference or initial offering price of the shares of that series of preferred stock.

Unless otherwise specified in a prospectus supplement, if, at the time of any annual meeting of our stockholders, the equivalent of six quarterly dividends payable on any series of preferred stock being offered is in default, the number of directors constituting our board of directors will be increased by two and the holders of all the outstanding series of preferred stock, voting together as a single class, will be entitled to elect those additional two directors at that annual meeting. Each director elected by the holders of shares of the outstanding preferred stock will continue to serve as a director for the full term for which he or she was elected, even if prior to the end of that term we have paid in full the amount of dividends that had been in arrears. For purposes of this paragraph, “default” means that accrued and unpaid dividends on the applicable series are equal to or greater than the equivalent of six quarterly dividends.

Unless otherwise specified in the applicable prospectus supplement, the terms of each series of preferred stock being offered will state that the approval of at least two-thirds of the outstanding shares of preferred stock will be required to:

•	create any class or series of stock having a preference over any outstanding series of preferred stock; or

•	change the provisions of our certificate of incorporation in a manner that would adversely affect the voting powers or other rights of the holders of a series of preferred stock.

The terms of the preferred stock offered will also state that if the amendment will not adversely affect all series of outstanding preferred stock, then the amendment will only need to be approved by holders of at least two-thirds of the shares of the series of preferred stock adversely affected.

Under regulations adopted by the Federal Reserve Board, if the holders of any series of our preferred stock become entitled to vote for the election of directors because dividends on that series are in arrears, that series may then be deemed a “class of voting securities.” In such a case, a holder of 25% or more of the series, or a holder of 5% or more if that holder would also be considered to exercise a “controlling influence” over JPMorgan Chase, may then be subject to regulation as a bank holding company in accordance with the Bank Holding Company Act. In addition, (1) any other bank holding company may be required to obtain the prior approval of the Federal Reserve Board to acquire or retain 5% or more of that series, and (2) any person other than a bank holding company may be required to obtain the approval of the Federal Reserve Board to acquire or retain 10% or more of that series.

Depositary Shares

General. We may, at our option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. If we do, we will issue to the public receipts for depositary shares, and each of those depositary shares will represent a fraction of a share of a particular series of preferred stock. We will specify that fraction in the applicable prospectus supplement.

The shares of any series of preferred stock underlying the depositary shares offered by use of this prospectus and an applicable prospectus supplement will be deposited under a deposit agreement between us and a depositary selected by us. The depositary will be a bank or trust company and will have its principal office in the United States and a combined capital and surplus of at least $50 million. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in the share of preferred stock underlying that depositary share, to all the rights and preferences of the preferred stock underlying that depositary share. Those rights include dividend, voting, redemption, conversion and liquidation rights.

The depositary shares offered by use of this prospectus and an applicable prospectus supplement will be evidenced by depositary receipts issued under the deposit agreement. We will issue depositary receipts to those persons who purchase the fractional interests in the preferred stock underlying the depositary shares, in accordance with the terms of the offering. The following summary of the deposit agreement, the depositary shares and the depositary receipts is not complete. You should refer to the forms of the deposit agreement and depositary receipts that are filed as exhibits to the registration statement.

Dividends and Other Distributions. The depositary will distribute all cash dividends or other cash distributions received in respect of the preferred stock to the record holders of related depositary shares in proportion to the number of depositary shares owned by those holders.

If we make a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the applicable holders.

Redemption of Depositary Shares. Upon redemption, in whole or in part, of shares of any series preferred stock that are held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the shares of preferred stock so redeemed. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to that series of the preferred stock.

Depositary shares called for redemption will no longer be outstanding after the applicable redemption date, and all rights of the holders of those depositary shares will cease, except the right to receive any money, securities, or other property upon surrender to the depositary of the depositary receipts evidencing those depositary shares.

Voting the Preferred Stock. Upon receipt of notice of any meeting at which the holders of preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary shares underlying that preferred stock. Each record holder of those depositary shares on the record date, which will be the same date as the record date for the preferred stock, will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the preferred stock underlying that holder’s depositary shares. The depositary will try, as far as practicable, to vote the number of shares of preferred stock underlying those depositary shares in accordance with those instructions, and we will agree to take all action that the depositary deems necessary in order to enable the depositary to do so. The depositary will not vote the shares of preferred stock to the extent it does not receive specific instructions from the holders of depositary shares underlying the preferred stock.

Amendment and Termination of the Deposit Agreement. We and the depositary may amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement at any time regarding any depositary shares offered by use of this prospectus and an applicable prospectus supplement. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by us or by the depositary only if:

•	all outstanding depositary shares have been redeemed; or

•

there has been a final distribution of the underlying preferred stock in connection with our liquidation, dissolution or winding up and the preferred stock has been distributed to the holders of depositary receipts.

Charges of Depositary. We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements regarding any depositary shares offered by use of this prospectus and an applicable prospectus supplement. We will also pay charges of the depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay transfer and other taxes and governmental charges and other charges with respect to their depositary receipts as expressly provided in the deposit agreement.

Resignation and Removal of Depositary. The depositary for the depositary shares offered by use of this prospectus and an applicable prospectus supplement may resign at any time by delivering a notice to us of its election to do so. We may remove the depositary at any time. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of its appointment. We must appoint a successor depositary within 60 days after delivery of the notice of resignation or removal. The successor depositary must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million.

Miscellaneous. The depositary will forward to holders of depositary receipts all reports and communications from us that we deliver to the depositary and that we are required to furnish to the holders of the preferred stock.

Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the deposit agreement. Our obligations and those of the depositary will be limited to performing in good faith our respective duties under the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding relating to any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons we believe to be competent, and on documents we believe to be genuine.

DESCRIPTION OF COMMON STOCK

As of the date of this prospectus, we are authorized to issue up to 9,000,000,000 shares of common stock. As of June 30, 2007, we had 3,916,918,661 shares of common stock issued (excluding 259,188,093 shares held in treasury) and had reserved approximately 392 million shares of common stock for issuance under various employee or director incentive, compensation and option plans.

The following summary is not complete. You should refer to the applicable provisions of our certificate of incorporation and to the Delaware General Corporation Law for a complete statement of the terms and rights of our common stock.

Dividends. Holders of common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available for payment, subject to the rights of holders of our preferred stock.

Voting Rights. Each holder of common stock is entitled to one vote per share. Subject to the rights, if any, of the holders of any series of preferred stock under its applicable certificate of designations and applicable law, all voting rights are vested in the holders of shares of our common stock. Holders of shares of our common stock have noncumulative voting rights, which means that the holders of more than 50% of the shares voting for the election of directors can elect 100% of the directors and the holders of the remaining shares will not be able to elect any directors.

Rights Upon Liquidation. In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of our common stock will be entitled to share equally in any of our assets available for distribution after we have paid in full all of our debts and after the holders of all series of our outstanding preferred stock have received their liquidation preferences in full.

Miscellaneous. The issued and outstanding shares of common stock are fully paid and nonassessable. Holders of shares of our common stock are not entitled to preemptive rights. Our common stock is not convertible into shares of any other class of our capital stock. Mellon Investor Services LLC is the transfer agent, registrar and dividend disbursement agent for our common stock.

DESCRIPTION OF SECURITIES WARRANTS

We may issue securities warrants for the purchase of debt securities, preferred stock or common stock. We may issue securities warrants independently or together with debt securities, preferred stock, common stock or other securities. Each series of securities warrants will be issued under a separate securities warrant agreement to be entered into between us and a bank or trust company (which may be the Bank), as warrant agent. The warrant agent will act solely as our agent in connection with the securities warrants and will not assume any obligation to, or relationship of agency or trust for or with, any registered holders or beneficial owners of securities warrants. This summary of certain provisions of the securities warrants and the securities warrant agreement is not complete. You should refer to the securities warrant agreement relating to the specific securities warrants being offered, including the forms of securities warrant certificates representing those securities warrants, for the complete terms of the securities warrant agreement and the securities warrants. Forms of those documents are filed as exhibits to the registration statement.

Each securities warrant will entitle the holder to purchase the principal amount of debt securities or the number of shares of preferred stock or common stock at the exercise price set forth in, or calculable as set forth in, the prospectus supplement. The exercise price may be subject to adjustment upon the occurrence of certain events, as set forth in the prospectus supplement. We will also specify in the prospectus supplement the place or places where, and the manner in which, securities warrants may be exercised. After the close of business on the expiration date of the securities warrants, unexercised securities warrants will become void.

Prior to the exercise of any securities warrants, holders of the securities warrants will not have any of the rights of holders of the debt securities, preferred stock or common stock, as the case may be, purchasable upon exercise of those securities warrants, including, (1) in the case of securities warrants for the purchase of debt securities, the right to receive payments of principal of, and premium, if any, or interest, if any, on those debt securities or to enforce covenants in the senior indenture or subordinated indenture, as the case may be, or (2) in the case of securities warrants for the purchase of preferred stock or common stock, the right to receive payments of dividends, if any, on that preferred stock or common stock or to exercise any applicable right to vote.

DESCRIPTION OF CURRENCY WARRANTS

We have described below certain general terms and provisions of the currency warrants that we may offer. We will describe the particular terms of the currency warrants and the extent, if any, to which the general provisions described below do not apply to the currency warrants offered in the applicable prospectus supplement. The following summary is not complete. You should refer to the currency warrants and the currency warrant agreement relating to the specific currency warrants being offered for the complete terms of those currency warrants. Forms of those documents are filed as exhibits to the registration statement.

We will issue each issue of currency warrants under a currency warrant agreement to be entered into between us and a bank or trust company (which may be the Bank), as warrant agent. The warrant agent will act solely as our agent under the applicable currency warrant agreement and will not assume any obligation to, or relationship of agency or trust for or with, any holders of currency warrants.

We may issue currency warrants either in the form of:

•

currency put warrants, which entitle the holders to receive from us the cash settlement value in U.S. dollars of the right to sell a specified amount of a specified foreign currency or composite currency (the “designated currency”) for a specified amount of U.S. dollars; or

•

currency call warrants, which entitle the holders to receive from us the cash settlement value in U.S. dollars of the right to purchase a specified amount of a designated currency for a specified amount of U.S. dollars.

As a prospective purchaser of currency warrants, you should be aware of special United States federal income tax considerations applicable to instruments such as the currency warrants. The prospectus supplement relating to each issue of currency warrants will describe those tax considerations.

Unless otherwise specified in the applicable prospectus supplement, we will issue the currency warrants in the form of global currency warrant certificates, registered in the name of a depositary or its nominee. See “Book-Entry Issuance” below.

Each issue of currency warrants will be listed on a national securities exchange, subject only to official notice of issuance, as a condition of sale of that issue of currency warrants. In the event that the currency warrants are delisted from, or permanently suspended from trading on, the applicable national securities exchange, the expiration date for those currency warrants will be the date the delisting or trading suspension becomes effective, and currency warrants not previously exercised will be deemed automatically exercised on that expiration date. The applicable currency warrant agreement will contain a covenant from us that we will not seek to delist the currency warrants or suspend their trading on the applicable national securities exchange unless we have concurrently arranged for listing on another national securities exchange.

Currency warrants involve a high degree of risk, including risks arising from fluctuations in the price of the underlying currency, foreign exchange risks and the risk that the currency warrants will expire worthless. Further, the cash settlement value of currency warrants at any time prior to exercise or expiration may be less than the trading value of the currency warrants. The trading value of the currency warrants will fluctuate because that value is dependent, at any time, on a number of factors, including the time remaining to exercise the currency warrants, the relationship between the exercise price of the currency warrants and the price of the designated currency, and the exchange rate associated with the designated currency. Because currency warrants are unsecured obligations of JPMorgan Chase, changes in our perceived creditworthiness may also be expected to affect the trading prices of currency warrants. Finally, the amount of actual cash settlement of a currency warrant may vary as a result of fluctuations in the price of the designated currency between the time you give instructions to exercise the currency warrant and the time the exercise is actually effected.

As a prospective purchaser of currency warrants you should be prepared to sustain a loss of some or all of the purchase price of your currency warrants. You should also be experienced with respect to options and option transactions and should reach an investment decision only after careful consideration with your advisers of the suitability of the currency warrants in light of your particular financial circumstances. You should also consider the information set forth under “Risk Factors” in the prospectus supplement relating to the particular issue of currency warrants being offered and to the other information regarding the currency warrants and the designated currency set forth in the prospectus supplement.

BOOK-ENTRY ISSUANCE

We may issue series of any securities as global securities and deposit them with a depositary with respect to that series. Unless otherwise indicated in the prospectus supplement, the following is a summary of the depositary arrangements applicable to securities issued in permanent global form and for which The Depository Trust Company (“DTC”) will act as depositary (the “global securities”).

Each global security will be deposited with, or on behalf of, DTC, as depositary, or its nominee and registered in the name of a nominee of DTC. Except under the limited circumstances described below, global securities will not be exchangeable for certificated securities.

Only institutions that have accounts with DTC or its nominee (“DTC participants”) or persons that may hold interests through DTC participants may own beneficial interests in a global security. DTC will maintain records evidencing ownership of beneficial interests by DTC participants in the global securities and transfers of those ownership interests. DTC participants will maintain records evidencing ownership of beneficial interests in the global securities by persons that hold through those DTC participants and transfers of those ownership interests within those DTC participants. DTC has no knowledge of the actual beneficial owners of the securities. You will not receive written confirmation from DTC of your purchase, but we do expect that you will receive written confirmations providing details of the transaction, as well as periodic statements of your holdings from the DTC participant through which you entered the transaction. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of those securities in certificated form. Those laws may impair your ability to transfer beneficial interests in a global security.

DTC has advised us that upon the issuance of a global security and the deposit of that global security with DTC, DTC will immediately credit, on its book-entry registration and transfer system, the respective principal amounts or number of shares represented by that global security to the accounts of DTC participants.

We will make payments on securities represented by a global security to DTC or its nominee, as the case may be, as the registered owner and holder of the global security representing those securities. DTC has advised us that upon receipt of any payment on a global security, DTC will immediately credit accounts of DTC participants with payments in amounts proportionate to their respective beneficial interests in that security, as shown in the records of DTC. Standing instructions and customary practices will govern payments by DTC participants to owners of beneficial interests in a global security held through those DTC participants, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name.” Those payments will be the sole responsibility of those DTC participants, subject to any statutory or regulatory requirements in effect from time to time.

None of JPMorgan Chase, the trustees or any of our respective agents will have any responsibility or liability for any aspect of the records of DTC, any nominee or any DTC participant relating to, or payments made on account of, beneficial interests in a global security or for maintaining, supervising or reviewing any of the records of DTC, any nominee or any DTC participant relating to those beneficial interests.

A global security is exchangeable for certificated securities registered in the name of a person other than DTC or its nominee only if:

•	DTC notifies us that it is unwilling or unable to continue as depositary for that global security or DTC ceases to be registered under the Securities Exchange Act of 1934;

•	we determine in our discretion that the global security will be exchangeable for certificated securities in registered form; or

•

if applicable to the particular type of security, there shall have occurred and be continuing an event of default or an event which, with notice or the lapse of time or both, would constitute an event of default under the securities.

Any global security that is exchangeable as described in the preceding sentence will be exchangeable in whole for certificated securities in registered form, and, in the case of global debt securities, of like tenor and of an equal aggregate principal amount as the global security, in denominations of $1,000 and integral multiples of $1,000 (or in denominations and integral multiples as otherwise specified in the applicable prospectus supplement). The registrar will register the certificated securities in the name or names instructed by DTC. We expect that those instructions may be based upon directions received by DTC from DTC participants with respect to ownership of beneficial interests in the global security. In the case of global debt securities, we will make payment of any principal and interest on the certificated securities and will register transfers and exchanges of those certificated securities at the corporate trust office of The Bank of New York. However, we may elect to pay interest by check mailed to the address of the person entitled to that interest payment as of the record date, as shown on the register for the securities.

Except as provided above, as an owner of a beneficial interest in a global security, you will not be entitled to receive physical delivery of securities in certificated form and will not be considered a holder of securities for any purpose under either of the indentures. No global security will be exchangeable except for another global security of like denomination and tenor to be registered in the name of DTC or its nominee. Accordingly, you must rely on the procedures of DTC and the DTC participant through which you own your interest to exercise any rights of a holder under the global security or the applicable indenture.

We understand that, under existing industry practices, in the event that we request any action of holders, or an owner of a beneficial interest in a global security desires to take any action that a holder is entitled to take under the securities or the indentures, DTC would authorize the DTC participants holding the relevant beneficial interests to take that action, and those DTC participants would authorize beneficial owners owning through those DTC participants to take that action or would otherwise act upon the instructions of beneficial owners owning through them.

DTC has advised us that DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the Securities Exchange Act of 1934.

If specified in the applicable prospectus supplement, investors may elect to hold interests in the offered securities outside the United States through Clearstream Banking, société anonyme (“Clearstream”) or Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), if they are participants in those systems, or indirectly through organizations that are participants in those systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries. Those depositaries in turn hold those interests in customers’ securities accounts in the depositaries’ names on the books of DTC. Unless otherwise specified in the prospectus supplement, the Bank will act as depositary for each of Clearstream and Euroclear.

Clearstream has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participants and facilitates the clearance and settlement of securities transactions between its participants through electronic book-entry transfers between their accounts. Clearstream provides its participants with, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic securities markets in several countries through established depository and custodial relationships. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector, also known as the Commission de Surveillance du Secteur Financier. Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Clearstream’s participants in the United States are limited to securities brokers and dealers and banks. Indirect access to Clearstream is also available to other institutions such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with Clearstream participants.

Distributions with respect to interests in global securities held through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Euroclear has advised us that it was created in 1968 to hold securities for its participants and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing, and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear operator”) under contract with Euroclear plc, a U.K. corporation. Euroclear participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

Distributions with respect to interests in global securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with Euroclear’s terms and conditions and operating procedures and applicable Belgian law, to the extent received by the U.S. depositary for Euroclear.

Global Clearance and Settlement Procedures

Unless otherwise specified in a prospectus supplement with respect to a particular series of global securities, initial settlement for global securities will be made in immediately available funds. DTC participants will conduct secondary market trading with other DTC participants in the ordinary way in accordance with DTC rules. Thereafter, secondary market trades will settle in immediately available funds using DTC’s same day funds settlement system.

If the prospectus supplement specifies that interests in the global securities may be held through Clearstream or Euroclear, Clearstream customers and/or Euroclear participants will conduct secondary market trading with other Clearstream customers and/or Euroclear participants in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear. Thereafter, secondary market trades will settle in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected in DTC in accordance with DTC’s rules on behalf of the relevant European international clearing system by the U.S. depositary for that system; however, those cross-market transactions will require delivery by the counterparty in the relevant European international clearing system of instructions to that system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary for that system to take action to effect final settlement on its behalf by delivering or receiving interests in global securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to DTC.

Because of time-zone differences, credits of interests in global securities received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and will be credited the business day following the DTC settlement date. Those credits or any transactions in global securities settled during that processing will be reported to the relevant Euroclear participants or Clearstream customers on that business day. Cash received in Clearstream or Euroclear as a result of sales of interests in global securities by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the procedures described above in order to facilitate transfers of interests in global securities among DTC participants, Clearstream and Euroclear, they are under no obligation to perform those procedures and those procedures may be discontinued at any time.

PLAN OF DISTRIBUTION

We may sell the debt securities, preferred stock, depositary shares, common stock, securities warrants or currency warrants being offered by use of this prospectus and an applicable prospectus supplement:

•	through underwriters;

•	through dealers;

•	through agents; or

•	directly to purchasers.

We will set forth the terms of the offering of any securities being offered in the applicable prospectus supplement.

If we utilize underwriters in an offering of securities using this prospectus, we will execute an underwriting agreement with those underwriters. The underwriting agreement will provide that the obligations of the underwriters with respect to a sale of the offered securities are subject to certain conditions precedent and that the underwriters will be obligated to purchase all the offered securities if any are purchased. Underwriters may sell those securities to or through dealers. The underwriters may change any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers from time to time. If we utilize underwriters in an offering of securities using this prospectus, the applicable prospectus supplement will contain a statement regarding the intention, if any, of the underwriters to make a market in the offered securities.

If we utilize a dealer in an offering of securities using this prospectus, we will sell the offered securities to the dealer, as principal. The dealer may then resell those securities to the public at a fixed price or at varying prices to be determined by the dealer at the time of resale.

We may also use this prospectus to offer and sell securities through agents designated by us from time to time. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a reasonable efforts basis for the period of its appointment.

Underwriters, dealers or agents participating in a distribution of securities by use of this prospectus and an applicable prospectus supplement may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the offered securities, whether received from us or from purchasers of offered securities for whom they act as agent, may be deemed to be underwriting discounts and commissions under the Securities Act.

Under agreements that we may enter into, underwriters, dealers or agents who participate in the distribution of securities by use of this prospectus and an applicable prospectus supplement may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that those underwriters, dealers or agents may be required to make.

We may offer to sell securities either at a fixed price or at prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

Underwriters, dealers, agents or their affiliates may be customers of, engage in transactions with, or perform services for, us and our subsidiaries in the ordinary course of business.

Under Rule 2720 of the Conduct Rules of the NASD, when an NASD member, such as J.P. Morgan Securities Inc., participates in the distribution of an affiliated company’s securities, the offering must be conducted in accordance with the applicable provisions of Rule 2720. J.P. Morgan Securities Inc. is considered to be an “affiliate” (as that term is defined in Rule 2720) of ours by virtue of the fact that we own all of the outstanding equity securities of J.P. Morgan Securities Inc. Any offer and sale of offered securities will comply with the requirements of Rule 2720 regarding the underwriting of securities of affiliates and with any restrictions that may be imposed on J.P. Morgan Securities Inc. or our other affiliates by the Federal Reserve Board.

Our direct or indirect wholly-owned subsidiaries, including J.P. Morgan Securities Inc., may use this prospectus and the applicable prospectus supplement in connection with offers and sales of securities in the secondary market. Those subsidiaries may act as principal or agent in those transactions. Secondary market sales will be made at prices related to prevailing market prices at the time of sale.

We may also use this prospectus to directly solicit offers to purchase securities. Except as set forth in the applicable prospectus supplement, none of our directors, officers, or employees nor those of our bank subsidiaries will solicit or receive a commission in connection with those direct sales. Those persons may respond to inquiries by potential purchasers and perform ministerial and clerical work in connection with direct sales.

We may authorize underwriters, dealers and agents to solicit offers by certain institutions to purchase securities pursuant to delayed delivery contracts providing for payment and delivery on a future date specified in the prospectus supplement. Institutions with which delayed delivery contracts may be made include commercial and savings banks, insurance companies, educational and charitable institutions and other institutions that we may approve. The obligations of any purchaser under any delayed delivery contract will not be subject to any conditions except that any related sale of offered securities to underwriters shall have occurred and the purchase by an institution of the securities covered by its delayed delivery contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which that institution is subject.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to our Current Report on Form 8-K dated May 10, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of that firm as experts in auditing and accounting.

LEGAL OPINIONS

Simpson Thacher & Bartlett LLP, New York, New York, will provide an opinion for us regarding the validity of the offered securities and Cravath, Swaine & Moore LLP, New York, New York, will provide such an opinion for the underwriters. Cravath, Swaine & Moore LLP acts as legal counsel to us and our subsidiaries in a substantial number of matters on a regular basis.